UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Horace Mann Educators Corporation

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2019

Horace Mann Educators Corporation

Annual Meeting of Shareholders

Meeting Notice & Proxy Statement

Horace Mann

Auto | Home | Life | Retirement

2018 Horace Mann Educators Corporation Annual Meeting of Shareholders Meeting Notice & Proxy Statement AUTO HOME LIFE RETIREMENT

Dear Shareholder:	Springfield, Illinois April 5, 2019

You are cordially invited to attend the Annual Meeting of Horace Mann Educators Corporation to be held at 9:00 a.m. Central Daylight Saving Time on Wednesday, May 22, 2019, at the Horace Mann Lincoln Auditorium, 1 Horace Mann Plaza, Springfield, Illinois 62715.

We will present a report on Horace Mann’s current affairs, and Shareholders will have an opportunity for questions and comments.

We encourage you to read the Proxy Statement and vote your shares as soon as possible. You may vote online, by telephone or by completing and returning a proxy card. Specific voting instructions are set forth in the Proxy Statement, the Notice of Internet Availability of Proxy Materials and the proxy card. You may revoke your voted proxy at any time prior to the meeting or vote in person if you attend the meeting.

We look forward to seeing you. If you vote by proxy and do not plan to attend, let us know your thoughts about Horace Mann either by letter or by comment on the proxy card.

Sincerely,

H. Wade Reece	Marita Zuraitis

Chairman of the Board	President & Chief Executive Officer

ANNUAL MEETING OF SHAREHOLDERS

Meeting Notice

Horace Mann Educators Corporation

1 Horace Mann Plaza

Springfield, Illinois 62715-0001

When

Wednesday, May 22, 2019

9:00 a.m. Central Daylight Saving Time

Where

Horace Mann Lincoln Auditorium

1 Horace Mann Plaza

Springfield, Illinois 62715

Why

•  Elect 10 Directors named in the Proxy Statement.

•  Approve the advisory resolution to approve Named Executive Officers’ compensation.

•  Ratify the appointment of KPMG LLP, an independent registered public accounting firm, as the Company’s auditors for the year ending December 31, 2019.

•  Conduct other business, if properly raised.

Record Date

March 26, 2019 - Shareholders registered in the records of the Company or its agents as of the close of business on that date are entitled to receive notice of and to vote at the meeting.

The approximate availability date of the Proxy Statement and the proxy card is April 5, 2019. Your vote is important. Even if you do not plan to attend the Annual Meeting, the Board of Directors urges you to vote via the Internet, by telephone or by returning a proxy card. If you vote via the Internet or by telephone, do not return your proxy card. You may revoke your proxy at any time before the vote is taken at the Annual Meeting, provided that you comply with the procedures set forth in the Proxy Statement which accompanies this Notice of Annual Meeting of Shareholders. If you attend the Annual Meeting, you may either vote by proxy or vote in person.

A broker is not permitted to vote on the election of directors or the advisory resolution to approve Named Executive Officers’ compensation without instructions from the beneficial owner. Therefore, if your shares are held in the name of your broker, bank or other nominee, unless you provide your broker, bank or other nominee with voting instructions, your shares will not be voted regarding these proposals.

We encourage you to read the Proxy Statement and vote your shares as soon as possible.

By order of the Board of Directors,

Donald M. Carley

Corporate Secretary

Springfield, Illinois

April 5, 2019

HORACE MANN EDUCATORS CORPORATION

2019 Proxy Statement — Summary

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider. You should read the entire Proxy Statement carefully before voting.

Voting Matters and

Board Vote Recommendation

Proposal	Board vote recommendation
Elect directors (page 4)	FOR each director nominee
Advisory Resolution to Approve Named Executive Officers’ Compensation (page 19)	FOR
Ratification of Independent Registered Public Accounting Firm (page 46)	FOR

Fiscal Year 2018 Business Highlights

We made important progress on strategic initiatives that will drive long-term improvement in our return on equity. This progress included a 2.6 point improvement in the underlying 2018 auto loss ratio and a 1.0 point improvement in the underlying 2018 property loss ratio.

The Company’s 2018 financial results were significantly impacted by an unprecedented level of catastrophe costs and a challenging investment environment. Our unadjusted core earnings were $28.4 million. When the Compensation Committee adjusts for Property and Casualty catastrophes above plan, costs related to the recently announced acquisitions, Retirement and Life DAC unlocking and change in GMDB due to capital gains and losses, and market performance different from Plan, core earnings increased to $95.6 million. The committee makes these adjustments when calculating the Company’s annual incentives as in any single year they can be highly volatile and outside the control of management. The committee does not make adjustments for these items in our long-term incentives, as over the long-term management should be held accountable for these outcomes and has more ability to manage through some of the one-time items over a longer period of time. Book value per share* decreased 1.3% in 2018 driven by the decline in operating results as well as a decrease in the unrealized gain from the investment portfolio resulting from wider credit spreads across most asset classes, with the 10-year U.S. Treasury rate rising 31 basis points to 2.71%. Total

Shareholder Return was -12.8% in 2018, outperforming life insurance indices and underperforming property and casualty insurance and general market indices.

*Excluding the fair value adjustment for investments

In the fourth quarter of 2018, the Company announced plans to acquire NTA Life Enterprises, LLC (“NTA”) and Benefit Consultants Group, Inc. (“BCG”). These acquisitions bring exciting capabilities to expand our product set, enhance our distribution channels, and further improve our infrastructure, enhancing our long-term view.

While uncontrollable and one-time events impacted our core earnings, we do believe we had a strong overall year and positioned ourselves for future success. We made significant progress on numerous strategic initiatives, including:

•	6% growth in retirement sales deposits, with strong market response to fee-based product offerings
•	Double digit growth in Life sales (19.8%)
•	Continued solid earnings contributed from Life and Retirement
•	P&C earnings impacted by significant adverse weather/catastrophes
-	Achieved 2.6 points of underlying auto loss ratio improvement
-	Achieved 1 point of underlying property loss ratio improvement

Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in HMEC’s 2018 Annual Report on Form 10-K for a more detailed description of these financial results.

Corporate and Compensation Governance Highlights

Director Term: One year

Director Election Standard: Majority vote

Board Meetings in 2018: 6

Board Committees (Meetings in 2018):

Audit (12), Compensation (6), Executive (2), Investment & Finance (4), Nominating & Governance (4), Customer Experience & Technology (4)

Corporate Governance Materials: investors.horacemann.com - Corporate Overview - Governance Documents

Board Communication: By mail to: Board of Directors, c/o Corporate Secretary, 1 Horace Mann Plaza, Springfield, Illinois 62715. By email to: hmecbofd@horacemann.com

Compensation Governance:

•	Hedging transactions and pledging shares are prohibited for all Directors and Executive Officers

•	Clawback provisions are applicable to all Executive Officers for both cash and equity awards

•	Stock ownership requirements for all Directors and Executive Officers

•	Stock option holding requirement post-exercise

ANNUAL MEETING OF SHAREHOLDERS

Proxy Statement

General Information

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on Wednesday, May 22, 2019. The Proxy Statement and Annual Report and Form 10-K (the “Proxy Materials”) are available at proxyvote.com.

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Horace Mann Educators Corporation (“HMEC,” the “Company” or “Horace Mann”) of proxies (that is, the authority to vote shares) from holders of the Company’s common stock, par value $.001 per share (“Common Stock”). The proxies will be voted at the Annual Meeting of Shareholders to be held on Wednesday, May 22, 2019 at 9:00 a.m. Central Daylight Saving Time at the Horace Mann Lincoln Auditorium, 1 Horace Mann Plaza, Springfield, Illinois 62715 and at any adjournment or postponement thereof (the “Annual Meeting”).

The mailing address of the Company is 1 Horace Mann Plaza, Springfield, Illinois 62715-0001 (telephone number 217-789-2500). This Proxy Statement and the proxy card are first being made available to Shareholders of the Company (“Shareholders”) on or about April 5, 2019.

The Board has fixed the close of business on March 26, 2019 as the record date (the “Record Date”) for determining the Shareholders entitled to receive notice of and to vote at the Annual Meeting. At the close of business on the Record Date, an aggregate of 41,141,933 shares of Common Stock were issued and outstanding, each share entitling the holder thereof to one vote on each matter to be voted upon at the Annual Meeting. The presence, in person or by proxy, of the holders of a majority of such outstanding shares entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business at the Annual Meeting. The Company, through bankers, brokers or other persons, also intends to make a solicitation of beneficial owners of Common Stock.

At the Annual Meeting, Shareholders will be asked to: (1) elect 10 Directors named in the Proxy Statement to hold office for one-year terms continuing until the next Annual Meeting of Shareholders and until their respective successors have been duly elected and qualified; (2) approve the advisory resolution to approve Named Executive Officers’ (as defined on page 19 below) compensation; and (3) ratify the appointment of KPMG LLP, an independent registered public accounting firm, as the Company’s auditors for the year ending December 31, 2019.

Shareholders may also be asked to consider and take action with respect to such other matters as may properly come before the Annual Meeting.

Copies of the Company’s Annual Report and Form 10-K for the year ended December 31, 2018 (“Annual Report”), including the Company’s audited consolidated financial statements, were made available to known Shareholders on or about March 1, 2019.

2019 Proxy Statement • General Information	1

Your Proxy Vote

How to Vote

(1)

Via Internet: Go to proxyvote.com to vote via the Internet. You will need to follow the instructions on your Notice of Internet Availability of Proxy Materials (“Notice”) or proxy card and the website. If you vote via the Internet, you may incur telephone and Internet access charges.

(2)	By Telephone: Call the toll-free telephone number on the proxy card or the website to vote by telephone. You will need to follow the instructions and the voice prompts.
(3)	By Mail: Request, complete and return a paper proxy card, following the instructions on your Notice.
(4)	In Person: Attend the Annual Meeting, or send a personal representative with an appropriate proxy, to vote by ballot.

If you vote via the Internet or by telephone, your electronic vote authorizes the named proxies in the same manner as if you signed, dated and returned your proxy card. If you vote via the Internet or by telephone, do not return your proxy card.

If your shares are held in “street name” (that is, in the name of a bank, broker or other holder of record), you will receive a Notice containing instructions from the holder of record that you must follow in order for your shares to be voted. Internet and/or telephone voting also will be offered to Shareholders owning shares through most banks and brokers.

Participants in the Company’s stock fund within the Horace Mann 401(k) Plan can direct the trustee to vote their shares via the Internet as directed in the Notice, by telephone as provided on the website or proxy card, or by signing and returning a proxy card.

Voting Rules

Solicitation and Revocation

Your proxy is being solicited by and on behalf of the Board. The persons named in the Form of Proxy have been designated as proxies by the

Board. Such persons are Directors of the Company.

Shares of Common Stock represented at the Annual Meeting by a properly executed and returned proxy will be voted at the Annual Meeting in accordance with the instructions noted thereon, or if no instructions are noted, the proxy will be voted in favor of the proposals set forth in the Notice of Annual Meeting. A submitted proxy is revocable by a Shareholder at any time prior to it being voted, provided that such Shareholder gives written notice to the Corporate Secretary at or prior to the Annual Meeting that such Shareholder intends to vote in person or by submitting a subsequently dated proxy. Attendance at the Annual Meeting by a Shareholder who has given a proxy shall not in and of itself constitute a revocation of such proxy.

Further solicitation may be made by officers and other employees of the Company personally, by telephone or otherwise, but such persons will not be specifically compensated for such services. Banks, brokers, nominees and other custodians and fiduciaries will be reimbursed for their reasonable out-of-pocket expenses in forwarding soliciting material to their principals, the beneficial owners of Common Stock. The costs of soliciting proxies will be borne by the Company. It is estimated these costs will be nominal.

Shareholder Approval

Shareholders are entitled to one vote per share of Common Stock on all matters submitted for consideration at the Annual Meeting. Under the Company’s Bylaws, the affirmative vote of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting is required for the election of Directors, approval of the advisory resolution to approve Named Executive Officers’ compensation, and the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2019.

Abstentions have the same effect as a vote “against” approval of the matter.

Please note that under New York Stock Exchange (“NYSE”) rules, brokers who hold

2	2019 Proxy Statement • Your Proxy Vote

shares of Common Stock in street name for customers have the authority to vote on certain items when they have not received instructions from beneficial owners. With respect to the matters to come before the Annual Meeting, if brokers are not entitled to vote without instructions and therefore cast broker non-votes, the broker non-votes will have no direct effect on the outcome of the vote. However, because each matter requires a majority vote of the outstanding shares present and entitled to vote, a broker non-vote will indirectly work against the matter for which a broker non-vote is cast.

For this Annual Meeting, if you do not give specific instructions, your broker may cast your vote in its discretion on only Proposal No. 3 - Ratification of Independent Registered Public Accounting Firm.

Other Matters

Other than the matters set forth below, the Board has not received any Shareholder proposal by the deadline prescribed by the rules of the Securities and Exchange Commission (“SEC”), and otherwise knows of no other matters to be brought before the Annual Meeting. However, should any other matters properly come before the meeting, the persons named in the Form of Proxy will vote or refrain from voting thereon at their discretion.

2019 Proxy Statement • Your Proxy Vote	3

Proposals and Company Information

PROPOSAL NO. 1 - ELECTION OF 10 DIRECTORS

The Bylaws of the Company provide for the Company to have not less than five or more than 15 Directors. The following nine persons currently are serving as Directors of the Company (“Directors”): Daniel A. Domenech, Stephen J. Hasenmiller, Ronald J. Helow, Perry G. Hines, Beverley J. McClure, H. Wade Reece, Robert Stricker, Steven O. Swyers and Marita Zuraitis. The terms of these Directors expire at the Annual Meeting.

Board Qualifications

The Board of Directors believes it is necessary for each of the Directors to possess a variety of qualities and skills. The Nominating & Governance Committee conducts all necessary and appropriate inquiries into the background and qualifications of Board candidates, including the determination of their independence. In addition, the Nominating & Governance Committee has identified areas of expertise that it believes support the Company’s business strategy in the short and long-term, enable the Board to exercise its oversight function and contribute to a well-rounded Board.

The list below highlights certain key qualifications and experience of our current Board.

✓ Education	✓ Technology	✓ Leadership
✓ Niche Market	✓ Financial Services	✓ Financial Expert
✓ Insurance Operations	✓ Customer Experience	✓ Investments
✓ Agency Management	✓ Insurance Brokerage	✓ Brand & Marketing

Board Diversity, Age and Tenure

The Nominating & Governance Committee believes that it is important that the Board be comprised of individuals with expertise in fields relevant to the Company’s business, experience from different professions, a diversity of age, ethnicity and gender, and a range of tenures.

The Nominating & Governance Committee is responsible for reviewing with the Board, on an annual basis, the requisite skills and characteristics of new Board members as well as the composition of the Board as a whole. This assessment includes consideration of experience, perspective, background, skill sets, age, ethnicity, and gender makeup of the current Board as well as the candidate’s individual qualities in leadership, character judgment and ethical standards. It also assesses the effectiveness of our interest in diverse candidates.

4	2019 Proxy Statement • Proposals and Company Information

The Nominating & Governance Committee believes our Board Nominees (as identified below) represent a diverse base of perspectives and reflect the diversity of the Company’s employees, customers and Shareholders, as well as an appropriate level of age and tenure, as further illustrated below.

Board Refreshment

The Board and Nominating & Governance Committee regularly consider the long-term makeup of the Board and how the members of the Board change over time. The Board and Nominating & Governance Committee understand the importance of Board refreshment and strive to balance the knowledge that comes from longer-term service on the Board with the new experience, ideas and energy that can come from adding directors to the Board. Directors who are 75 years of age or older may not stand for election in the absence of a specific finding by the Board that there are special circumstances to justify an exception, which supports Board refreshment. Mr. Helow has reached 75 years of age and is, therefore, not standing for election.

As Horace Mann continues to focus on profitable growth across all lines of business, the integration of Benefit Consultants Group, Inc. (“BCG”), which closed in January, and NTA Life Enterprises, LLC (“NTA”), which we anticipate will close in the middle of this year following required regulatory approvals, and the ongoing transformation of its technology and operations, we continue to consider Board refreshment opportunities. Indeed, in light of Ron Helow’s retirement from the Board and in order to ensure the Board has the background skills necessary to support Horace Mann’s continued growth, the Nominating & Governance Committee recommended, and the Board approved, the addition of two new Board members, Mark Konen and Mark Casady. Mr. Konen has extensive experience in the insurance industry, specifically in the life and annuity business. Most recently, Mr. Konen served as President of the Insurance and Retirement Solutions division of Lincoln Financial Group. Mr. Casady is a general partner with Vestigo Ventures, a FinTech venture capital fund. He has significant experience with technology and innovation. He served as the Chairman of the Board and Chief Executive Officer of LPL Financial, one of the nation’s leading independent broker dealers.

2019 Proxy Statement • Proposals and Company Information	5

Board Nominees

Upon the recommendation of the Nominating & Governance Committee, the Board nominated Mr. Casady, Dr. Domenech, Mr. Hasenmiller, Mr. Hines, Mr. Konen, Ms. McClure, Mr. Reece, Mr. Stricker, Mr. Swyers and Ms. Zuraitis (the “Board Nominees”) to hold office as Directors. The proxies solicited by and on behalf of the Board will be voted “FOR” the election of the Board Nominees unless you specify otherwise. The Company has no reason to believe that any of the foregoing Board Nominees is not available to serve or will not serve if elected, although in the unexpected event that any such Board Nominee should become unavailable to serve as a Director, full discretion is reserved to the persons named as proxies to vote for such other persons as may be nominated, or the Board may reduce the size of the Board. Each Director will serve until the next Annual Meeting of Shareholders and until his or her respective successor is duly elected and qualified.

The following information, as of March 15, 2019, is provided with respect to each Board Nominee:

Mark S. Casady Age: 58 Board Nominee

Mr. Casady was Chairman and Chief Executive Officer of LPL Financial Holdings, Inc. (“LPL Financial”), an independent broker dealer, until his retirement in 2017. He joined LPL Financial as Chief Operating Officer in 2002, became President in 2003 and Chairman and Chief Executive Officer at the end of 2005. Before joining LPL Financial, Mr. Casady was managing director of the mutual fund group for Deutsche Asset Management, Americas - formerly Scudder Investments, which he joined in 1994. In 2016, he co-founded Vestigo Ventures, a venture capital firm, which focuses on financing FinTech start-ups. He is General Partner and Chairman of the Advisory Board of Vestigo Ventures. Mr. Casady currently serves on the Board of Directors of Citizens Financial Group, Inc. He previously served on the Board of Directors of Eze Software Group and the Financial Industry Regulatory Authority (FINRA) Board of Governors. Mr. Casady also served as the former Chairman of the Insured Retirement Institute.

Mr. Casady’s in-depth knowledge of data management and technology, including cybersecurity, will bring a unique perspective and assist the Board with its oversight responsibilities.

6	2019 Proxy Statement • Proposals and Company Information

Daniel A. Domenech Age: 73 Director Since: 2015 Horace Mann Committees: Customer Experience & Technology Nominating & Governance

Dr. Domenech has served as the Executive Director of American Association of School Administrators, The School Superintendents Association, a professional organization for educational leaders, since July 2008. He is currently Chairman of the Board of the Communities in Schools of Virginia and is a member of the Board of Directors of Learning First Alliance, the Center for Naval Analyses, ACT and Universal Service Administrative Company where he Chairs the Schools and Libraries Committee. Dr. Domenech is also a past President of the New York State Council of School Superintendents, the Suffolk County Superintendents Association and the Suffolk County Organization for Promotion of Education, and was the first President and co-founder of the New York State Association for Bilingual Education. In addition, he has previously served on the U.S. Department of Education’s National Assessment Governing Board, on the Advisory Board for the Department of Defense schools, on the Board of Directors for the Baldrige Award and on the National Board for Professional Teaching Standards. Dr. Domenech has more than 40 years of experience in public education.

Dr. Domenech’s experience in public education provides the Board with valuable insight into the Company’s niche market and the challenges and opportunities within that market.

Stephen J. Hasenmiller Age: 69 Director Since: 2004 Horace Mann Committees: Compensation (Chair) Audit Executive

Mr. Hasenmiller retired in March 2001 after 24 years of service at The Hartford Financial Services Group, Inc., an investment and insurance company, as Senior Vice President - Personal Lines. Mr. Hasenmiller’s prior affiliations include his tenure as Chairman of the Personal Lines Committee of the American Insurance Association (1999-2001) and membership on the Boards of Directors of the Institute for Business & Home Safety (1996-2001) and the Insurance Institute for Highway Safety (1995-2001).

Mr. Hasenmiller’s seasoned insurance background in the personal lines business, including both direct sales and agency distribution, as well as his understanding and experience in dealing with complex insurance issues, provides the Board with a valuable perspective.

2019 Proxy Statement • Proposals and Company Information	7

Perry G. Hines Age: 56 Director Since: 2018 Horace Mann Committees: Customer Experience & Technology Investment & Finance

Mr. Hines is a retired corporate marketing executive and is the principal and owner of The Hines Group, LLC, a firm he formed in 2006 specializing in marketing, communications and strategic planning. He has over 27 years of cross-sector experience in general management, brand, communications and marketing. Mr. Hines previously served as Senior Vice President, Chief Marketing and Communications Officer for Irwin Mortgage Corporation, a position he held from 2002 to 2007, Senior Vice President, Chief Marketing and Sales Officer of Lincoln Reinsurance Corporation from 1998 to 2002 and Vice President of Marketing & Communications of Safeco from 1995 to 1998. He has held numerous management roles and stewarded well-known household brands. In addition to his consulting practice, he currently serves as the Director of Advancement for Covenant Christian High School.

Mr. Hines’ cross-sector expertise in general management, brand building and strategic marketing brings unique perspective and insight to the Board.

Mark E. Konen Age: 60 Board Nominee

Mr. Konen retired from Lincoln Financial Group, a financial services company, in February 2017 as President of the Insurance and Retirement Solutions division, a position he had held since 2008. He was responsible for all aspects of strategic leadership, product development, and client services as well as profitability management of the individual life insurance, group protection and retirement plan services businesses. He oversaw Lincoln Financial Group’s individual life and annuity business as President, Individual Markets, from 2006 to 2008. Prior to its merger with Lincoln Financial Group in 2006, he served in various senior management positions with Jefferson Pilot Financial. Mr. Konen is currently a member of the Board of Directors of Lincoln Life & Annuity Company of New York.

Mr. Konen’s 35-year insurance career, extensive background and proven leadership in the life and retirement business will provide the Board with a valuable perspective.

8	2019 Proxy Statement • Proposals and Company Information

Beverley J. McClure Age: 64 Director Since: 2013 Horace Mann Committees: Nominating & Governance (Chair) Audit Compensation Customer Experience & Technology

Ms. McClure retired in 2007 after a 35-year career with United Services Automobile Association, a diversified financial services group, as Senior Vice President, Enterprise Operations. She is the owner of Fresh Perspectives LLC, a firm she founded in 2007 which specializes in executive coaching and small business consulting. Ms. McClure previously served as Senior Advisor of Endeavor Management, a consulting firm specializing in service culture creation, leadership coaching, business transformation, operational execution, and customer experience management, a position she held from 2010 to 2013. She holds the Chartered Life Underwriter and Fellow and Life Management Institute designations.

Ms. McClure’s broad experience in the areas of service excellence, customer experience, culture creation, employee engagement and quality management provides the Board with a valuable perspective.

H. Wade Reece Age: 62 Director Since: 2016 Horace Mann Committees: Executive (Chair) Compensation Nominating & Governance

Mr. H. Wade Reece retired in 2015 after a 37-year career with BB&T Corporation where he served as the Chairman of the Board and Chief Executive Officer of BB&T Insurance Services, Inc. and BB&T Insurance Holdings, Inc., the sixth largest insurance broker globally. Until his retirement in 2015, Mr. Reece served as Vice Chairman of the Foundation of Agency Management Excellence Board of Directors and a member of the Executive Committee of The Institutes (American Institute for Chartered Property Casualty Underwriters and Insurance Institute of America). He was also a Chairman of the Council of Insurance Agents & Brokers and Chairman of the Board of Trustees of The Institutes. Mr. Reece currently is a member of the Board of Directors of the North Carolina State University Foundation and the Blue Ridge Conservancy.

Mr. Reece’s in-depth knowledge of the insurance industry, leadership skills and broad experience with agency management provides the Board with industry insight and perspective.

2019 Proxy Statement • Proposals and Company Information	9

Robert Stricker Age: 72 Director Since: 2009 Horace Mann Committees: Investment & Finance (Chair) Customer Experience & Technology

Mr. Stricker retired from Shenkman Capital Management, Inc., an investment management firm, in March 2009 as Senior Vice President and Principal. Prior to joining Shenkman, he served as Managing Director, Head of U.S. Fixed Income, Citigroup Asset Management at Citigroup, Inc. from 1994 to 2001. Mr. Stricker has over 40 years of experience in the financial services industry. He currently serves as a Director of the CQS Directional Opportunities Feeder Fund Ltd. and on the OPEB Trust Board of the town of Greenwich, Connecticut. Mr. Stricker holds the Chartered Financial Analyst designation.

Mr. Stricker’s investment knowledge and financial services industry experience provide the Board with financial insights and assist the Board in its oversight responsibilities.

Steven O. Swyers Age: 68 Director Since: 2014 Horace Mann Committees: Audit (Chair) Executive Investment & Finance

Mr. Swyers retired in 2013 after a 40-year career with PricewaterhouseCoopers LLP (“PwC”), a public accounting firm. During this time with PwC, he served as the lead engagement partner on many national and international companies, including those in the financial services industry. He has also held various leadership positions at PwC, including leader of the Central Region’s consumer and industrial products business segment and managing partner of its St. Louis practice. He is currently a member of the Board of Directors of Mercy Health East Communities. Mr. Swyers holds the Certified Public Accountant designation.

Mr. Swyers has an extensive audit and accounting background and is recognized as a financial expert. His knowledge in these areas assists the Board in its oversight responsibilities.

10	2019 Proxy Statement • Proposals and Company Information

Marita Zuraitis Age: 58 Director Since: 2013 Horace Mann Committees: Customer Experience & Technology Executive Investment & Finance

Ms. Zuraitis was appointed to her present position as President and Chief Executive Officer of the Company in September 2013 after joining the Company in May 2013 as President and Chief Executive Officer-Elect. Ms. Zuraitis came to Horace Mann from The Hanover Insurance Group where she was an Executive Vice President and a member of The Hanover’s Executive Leadership Team. From 2004 to 2013, she served as President, Property and Casualty Companies, of The Hanover Insurance Group. Prior to 2004, Ms. Zuraitis was with The St. Paul/Travelers Companies for six years, where she achieved the position of President and Chief Executive Officer, Commercial Lines. She also held a number of increasingly responsible underwriting and field management positions with United States Fidelity and Guaranty Company and Aetna Life and Casualty. She is a member of the Board of Trustees of The Institutes, the leading provider of risk management and property-casualty insurance education, whose offerings include the premier CPCU® designation, and a past member of the Board of Directors of LL Global, Inc., a trade association with operating divisions LIMRA and LOMA. She is also a member of the Board of Directors of Citizens Financial Group, Inc. Ms. Zuraitis has over 30 years of experience in the insurance industry.

Ms. Zuraitis’s knowledge of and extensive background in the insurance industry contribute to Board discussion and understanding of issues impacting the Company.

All of the Board Nominees were elected Directors at the last Annual Meeting of Shareholders of the Company held on May 23, 2018, with the exception of Mr. Casady and Mr. Konen, who were recommended for nomination as Directors by the Company’s Nominating and Governance Committee.

The Board recommends that Shareholders vote FOR the election of these 10 nominees as Directors.

2019 Proxy Statement • Proposals and Company Information	11

Board of Directors and Committees

There were nine members on the Board as of March 15, 2019. The Board met six times during 2018. No Director of the Company attended fewer than 75% of the Board meetings and the committee meetings to which he or she was appointed and served during 2018.

The Chairman of the Board presides over all executive sessions of the Board, including executive sessions of non-employee Directors, and may be contacted as described in “Corporate Governance - Communications with Directors.” The members of the Board are expected to be present at the Annual Meeting. The following nine Directors serving on the Board at the time of last year’s Annual Meeting attended the meeting: Dr. Domenech, Mr. Hasenmiller, Mr. Helow, Ms. McClure, Mr. Reece, Mr. Shaheen, Mr. Stricker, Mr. Swyers and Ms. Zuraitis.

Committees of the Board

The standing committees of the Board consist of the Executive Committee, Compensation Committee, Nominating & Governance Committee, Investment & Finance Committee and Audit Committee. Each standing committee is governed by a charter that defines its role and responsibilities which are available on the Company’s website at investors.horacemann.com under “Corporate Overview - Committee Composition and Charters.” A printed copy of these charters may be obtained by Shareholders upon written request addressed to Investor Relations, Horace Mann Educators Corporation, 1 Horace Mann Plaza, C-738, Springfield, Illinois 62715-0001. The Board may also form ad hoc committees from time to time.

The Executive Committee exercises certain powers of the Board during intervals between meetings of the Board and, as requested by the Chief Executive Officer, acts as a sounding board for discussing strategic and operating issues.

The Compensation Committee approves and recommends to the Board the compensation, salaries, bonuses and awards applicable to the Executive Officers and Directors of the

Company and oversees the process of Executive Officer leadership development and succession. Each of the current members of this Committee are independent under the listing standards of the NYSE applicable to compensation committee members. The Compensation Committee receives recommendations from management regarding compensation matters and has unrestricted access to the Company’s personnel documents and to reports or evaluations of any independent compensation consultants, specialists or advisors who are retained by the Company or the Compensation Committee to analyze the compensation of the Executive Officers and members of the Board. The Compensation Committee also has access to any other resources which it needs to discharge its responsibilities, including selecting, retaining and/or replacing, as needed, compensation consultants and other outside consultants to provide independent advice to the Compensation Committee. Additional information regarding the processes and procedures for the consideration and determination of Executive Officer compensation is provided in the “Compensation Discussion and Analysis.”

The Nominating & Governance Committee develops and recommends to the Board corporate governance principles applicable to the Company, oversees the Board succession planning process, and recommends Director candidates to the Board. The Nominating & Governance Committee will consider Director candidates recommended by Shareholders. Candidates may be submitted in writing to the Corporate Secretary, Horace Mann Educators Corporation, 1 Horace Mann Plaza, Springfield, Illinois 62715-0001. There are no differences between the evaluation of candidates recommended by Shareholders and the evaluation of candidates recommended by members of the Nominating & Governance Committee.

The Committee does not have any specific, minimum qualifications that nominees must meet, but evaluates possible nominees to the Board on the basis of the factors it deems relevant, including the following:

•	high standards of personal character, conduct and integrity;

12	2019 Proxy Statement • Proposals and Company Information

•	an understanding of the interests of the Company’s Shareholders, clients, employees, agents, suppliers, communities and the general public;

•	the intention and ability to act in the interest of all Shareholders;

•	a position of leadership and substantial accomplishment in his or her field of endeavor, which may include business, government or academia;

•	the ability to understand and exercise sound judgment on issues related to the goals of the Company;

•	a willingness and ability to devote the time and effort required to serve effectively on the Board, including preparation for and attendance at Board and committee meetings;

•	the absence of interests or affiliations that could give rise to a biased approach to directorship responsibilities and/or a conflict of interest, and the absence of any significant business relationship with the Company except for the employment relationship of an employee Director; and

•	the needs of the Board, including skills, experience, diversity and age.

The Investment & Finance Committee approves investment strategies, monitors the performance of investments made on behalf of the Company and its subsidiaries, and oversees issues and decisions relating to the Company’s capital structure.

The Audit Committee oversees the accounting and financial reporting process, audits of the financial statements, and internal operating controls of the Company. It meets with both the Company’s management and the Company’s independent registered public accounting firm. Each of the current members of this Committee is independent under the independence standards of the NYSE applicable to audit committee members. No Audit Committee member serves on the audit committee of more than three other publicly traded companies. The Board has determined that Mr. Swyers, the Chair of our Audit Committee, is a financial expert. Mr. Swyers retired in 2013 from PwC, a public accounting firm, after a 40-year career where he served as the lead engagement partner on many national and international companies, including those in the financial services industry. He has also held various leadership positions including leader of the PwC Central Region’s consumer and industrial products business segment and managing partner of PwC’s St. Louis practice.

The Customer Experience & Technology Committee is an ad hoc committee formed by the Board during 2013. The Committee oversees the Company’s goals and strategies related to improving and managing the customer experience, as well as the development and implementation of the Company’s technology strategies.

Considering the importance of technology advancement, this ad hoc Committee will be replaced by a formal Technology Liaison role to ensure continued focus on cybersecurity and technology issues, which we believe are important to Horace Mann’s ongoing success. The Technology Liaison will be a Board member that has experience and expertise with respect to cybersecurity and technology issues. Fundamentally, the Technology Liaison’s role will be to ensure effective Board oversight on cybersecurity and technology issues in light of the increasing costs and risks associated with technology investment and cybersecurity. Horace Mann anticipates the Board will nominate Mark Casady to this role following the Annual Meeting of Shareholders.

2019 Proxy Statement • Proposals and Company Information	13

The following table identifies membership and the Chairman of each of the current committees of the Board, as well as the number of times each committee met during 2018.

Director	Executive Committee	Compensation Committee	Nominating & Governance Committee	Investment & Finance Committee	Audit Committee	Customer Experience & Technology Committee (1)

Daniel A. Domenech			X			X

Stephen J. Hasenmiller	X	Chair			X

Perry G. Hines				X		X

Beverley J. McClure		X	Chair		X	X

H. Wade Reece	Chair	X	X

Robert Stricker				Chair		X

Steven O. Swyers	X			X	Chair

Marita Zuraitis	X			X		X

Meetings in 2018	2	6	4	4	12	4

    Chair - Committee Chair

    X - Committee member

(1)	The Customer Experience & Technology Committee is an ad hoc committee.

14	2019 Proxy Statement • Proposals and Company Information

Director Compensation

The Compensation Committee (the “Committee”) reviews compensation to be paid to the Company’s non-employee Directors. The Committee retained Compensation Advisory Partners LLC (“CAP”) as independent compensation consultants to provide information and advice to the Committee regarding non-employee Director compensation. CAP analyzes each element of director compensation for the same peer group of companies that is used to evaluate executive compensation. See “Compensation levels should be market competitive” in the Compensation Discussion & Analysis for a list of these peer companies. CAP also considers non-employee Director compensation in the insurance industry and the broader general industry, as appropriate. The Committee reviews CAP’s report of competitive Director compensation and determines whether to recommend to the Board a change in the Company’s non-employee Director compensation. If such a change is recommended by the Committee, the full Board would then determine whether to ratify the change. The Compensation Committee’s current practice is to review non-employee Director compensation every other year. In 2018, the Compensation Committee did not recommended any changes to non-employee Director compensation.

The compensation program for non-employee Directors is shown in the following table:

Compensation Element	Non-Employee Director Compensation (1)(2)

Board Chairman Annual Retainer	$115,000

Board Member Annual Retainer (other than Board Chairman)	$60,000

Committee Chairman Annual Retainer	$25,000 Audit Committee $15,000 Compensation Committee $15,000 Customer Experience & Technology Committee $15,000 Investment & Finance Committee $12,000 Nominating & Governance Committee

Committee Member Annual Retainer (other than Committee Chairman)	$10,000 Audit Committee $ 7,500 all other Committees (3)

Share-based Compensation

Fair value on the date of the respective awards is used to determine the number of Restricted Stock Units (“RSUs”) awarded.

An annual award of $95,000 in RSUs following the Annual Shareholder Meeting. $95,000 in RSUs if joining the Board within six months after the prior Annual Shareholder Meeting, $47,500 in RSUs if joining more than six months after the prior Annual Shareholder Meeting but before the next Annual Shareholder Meeting.

All awards have a 1-year vesting period.

Basic Group Term Life Insurance	Premium for $10,000 face amount

Business Travel Accident Insurance	Premium for $100,000 coverage

(1)

Annual retainer fees are paid following the Annual Shareholder Meeting each year. The annual retainer fees are prorated to the extent that a non-employee Director joins the Board after the Annual Shareholder Meeting.

(2)	Non-employee Directors may elect to defer cash compensation into RSUs.
(3)	All other Committees except for the Executive Committee, which is not paid an Annual Retainer.

2019 Proxy Statement • Proposals and Company Information	15

Non-employee Directors are required to hold shares of HMEC Common Stock with a book value equal to five times their annual cash retainer.

Until non-employee Directors meet this ownership requirement, they must retain all RSUs granted as share-based compensation (net of taxes). As of December 31, 2018, all non-employee Directors have met the guidelines with the exception of Mr. Reece, due to his tenure and elevation to Chairman in 2018, and Mr. Hines, who joined the Board in 2018. They have five years to meet this requirement. Employee Directors do not receive compensation for serving on the Board and are subject to separate stock ownership guidelines. See “Compensation Discussion and Analysis –Stock Ownership and Holding Requirements.”

The following table sets forth information regarding compensation earned by, or paid to, the non-employee Directors during 2018:

Director	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	All Other Compensation ($) (2)	Total ($)

Daniel A. Domenech	75,000	95,000	204	170,204

Stephen J. Hasenmiller	85,000	95,000	204	180,204

Ronald J. Helow	82,500	95,000	204	177,704

Perry G. Hines	75,000	95,000	51	170,051

Beverley J. McClure	97,000	95,000	51	192,051

H. Wade Reece	130,000	95,000	51	225,051

Robert Stricker	82,500	95,000	204	177,704

Steven O. Swyers	92,500	95,000	204	187,704

(1)

Represents fees deferred in 2018 pursuant to the HMEC 2010 Comprehensive Executive Compensation Plan, as well as $95,000 in RSUs (awarded May 23, 2018). As of December 31, 2018, each Director had 2,169 unvested RSUs.

(2)

Represents insurance premiums provided by the Company for group term life insurance and business travel accident insurance for each Director. The group term life insurance premiums are age-banded and this is reflected in the lower premiums for Mr. Hines, Ms. McClure and Mr. Reece.

Corporate Governance

Director Independence

The Company’s Corporate Governance Principles require that the Board consist of a majority of directors who meet the criteria for independence required by the listing standards of the NYSE. Based on the independence requirements of the NYSE and after reviewing any relationships between the Directors and the Company or its management (either directly or indirectly, including as a partner, shareholder or officer of an organization that has a relationship with the Company or its management) that could impair, or appear to impair, the Director’s ability to make independent judgments, the Board determined that none of its non-employee Directors have a material relationship with the Company, and therefore all of these Directors are independent. These independence determinations are analyzed at least annually in both fact and appearance to promote arms-length oversight. The current non-employee Directors are Dr. Domenech, Mr. Hasenmiller, Mr. Helow, Mr. Hines, Ms. McClure, Mr. Reece, Mr. Stricker and Mr. Swyers. Mr. Casady and Mr. Konen, Board Nominees, are also independent. Mr. Shaheen, who did not stand for re-election at the 2018 Annual Meeting, was independent during his service.

16	2019 Proxy Statement • Proposals and Company Information

Board Leadership Structure

The Board is committed to strong, independent Board leadership and believes that objective oversight of management is a critical aspect of effective corporate governance. Accordingly, the Board currently has two separate individuals holding the offices of Chairman and Chief Executive Officer, and the position of Chairman is held by an independent Director. The Board of Directors believes that having an independent Director serve as Chairman is in the best interest of the Company at this time as this structure provides a greater role for the independent Directors in the oversight of the Company. However, as described in the Company’s Corporate Governance Principles, this situation can change in the future to permit one individual to hold both positions, if the Board deems it to be in the best interests of the Company at a given time.

Board’s Role in Risk Oversight

The Board of Directors is responsible for overseeing the processes that management has established for assessing and managing risk. In addition, the Board has delegated oversight of certain categories of risk to designated Board committees. In performing their oversight responsibilities, the Board and relevant committees regularly discuss with management the Company’s policies with respect to risk assessment and risk management. The committees report to the Board regularly on matters relating to the specific areas of risk the committees oversee.

In addition, the Company has established an internal Enterprise Risk Management (“ERM”) Committee, which is composed of certain members of senior management including the President and Chief Executive Officer; Chief Financial Officer; Chief Human Resources Officer; Chief Information Security Officer; General Counsel and Chief Compliance Officer; and the heads of Field Operations and Distribution, Business Development and the Life & Retirement and Property & Casualty divisions. The ERM Committee is chaired by the Chief Financial Officer of the Company. Throughout the year, the Board and the relevant Board committees receive regular reports from the ERM Committee and its chairman regarding major risks and exposures facing the Company and the steps management has taken to monitor and control such risks and exposures. In addition, throughout the year, the Board and the relevant Board committees dedicate a portion of their meetings to review and discuss specific risk topics in greater detail.

Also, in light of ongoing threats to corporate cybersecurity, the Board and relevant Board Committees receive regular reports from the Chief Information Security Officer of the Company regarding cybersecurity risks and the steps management has taken to monitor and control such risks. The Audit Committee dedicates a portion of their meetings to review and discuss the Company’s cybersecurity program.

Code of Ethics, Code of Conduct and Corporate Governance Principles

The Company has adopted a Code of Ethics and a Code of Conduct applicable to all employees, including the Chief Executive Officer, Chief Financial Officer, Controller and Directors (in their capacity as Directors of the Company). The Company has also adopted Corporate Governance Principles. The Codes and Principles are available on the Company’s website at investors.horacemann.com, under “Corporate Overview - Governance Documents.” A printed copy of the Codes and Principles may be obtained by Shareholders upon written request, addressed to Investor Relations, Horace Mann Educators Corporation, 1 Horace Mann Plaza, C-738, Springfield, Illinois 62715-0001.

Corporate Social Responsibility

Horace Mann works hard to be a responsible corporate citizen, and is guided by its high standards and mission to serve educators across the country. The Company continues to formalize its Corporate Social Responsibility (“CSR”) program in order to more clearly articulate areas of focus, increase transparency and encourage dialogue around environmental, social and governance (“ESG”) topics. In 2018, the Company completed its initial stakeholder engagement effort to identify relevant areas of interest for various stakeholder groups by conducting research and soliciting feedback through interviews and surveys. In 2018, President and CEO Marita Zuraitis joined

2019 Proxy Statement • Proposals and Company Information	17

hundreds of executives nationwide to sign the pledge for CEO Action for Diversity & Inclusion, designed to broaden awareness of unconscious bias and encourage difficult conversations about diversity and inclusion in the workplace. In addition, Horace Mann applied for and was selected as one of 230 companies in the 2019 Bloomberg Gender-Equality Index, which distinguishes companies committed to transparency in gender reporting and advancing women’s equality. For more information on corporate social responsibility at Horace Mann, visit horacemann.com/csr.

Director Education

Each Director is required to participate in at least one education program every two years and may choose to participate in up to two education programs in a two-year period at the Company’s expense. All Directors are in compliance with this requirement. In addition, a schedule is developed, with input from the Directors, which covers a broad range of topics to enhance and strengthen the skills, knowledge and competencies of Directors. Examples of such topics include cybersecurity, crisis management, regulatory developments, corporate governance and industry trends. The program encompasses presentations from internal and external speakers as well as site visits and regular meetings with management. Directors are also encouraged to avail themselves of educational programs offered through recognized independent providers.

Shareholder Engagement

Horace Mann is committed to maintaining an open and productive dialogue with Shareholders to understand investor perspectives and share updates on the Company’s business and governance practices.

In advance of the 2018 Annual Meeting, Horace Mann’s investor relations team reached out to the Company’s top 25 active and passive Shareholders, representing over 55% of our outstanding shares, with a tailored messaging to address corporate governance, say on pay and overall shareholder value creation, along with the first CSR report. Feedback was positive and Shareholders approved all proposals in the 2018 Proxy Statement by over 92%. Horace Mann’s

CSR team engaged in additional discussions with selected investors from this group during the year to better understand their needs and identify priorities for future reporting.

In addition, Horace Mann’s management and investor relations team discussed ESG and CSR topics with active investors during ongoing interactions at conferences and other venues over the course of the year. During 2018, the team met or spoke one or more times with active investors representing more than 32% of outstanding shares in addition to conversations with potential investors. In those meetings, management covers Horace Mann’s business strategy and performance. Investors react positively to updates on how corporate social responsibility initiatives support the Company’s business strategy.

Communications with Directors

The Company has established various processes to facilitate communications with the Board by Shareholders and other interested parties. Communications to non-employee Directors as a group or to the Chairman of the Board or to an individual Director may be submitted via regular mail addressed to the Board of Directors, c/o the Corporate Secretary, Horace Mann Educators Corporation, 1 Horace Mann Plaza, Springfield, Illinois 62715-0001. Additionally, communications may be emailed to the Board of Directors, c/o the Corporate Secretary at hmecbofd@horacemann.com.

Compensation Committee Interlocks and Insider Participation

There are no Compensation Committee interlocks between the Company and other entities involving the Company’s Executive Officers and Directors who serve as executive officers or directors of such other entities. During 2018, no member of the Compensation Committee was a current or former officer or employee of the Company.

Review, Approval or Ratification of Transactions with Related Persons

The Board reviews issues involving potential conflicts of interest of its members and is responsible for reviewing and approving all related party transactions. The Board does not

18	2019 Proxy Statement • Proposals and Company Information

have a formal related party transaction policy but it considers each related party transaction individually.

Related Person Transactions

Mark Casady, a Board Nominee, is a General Partner with a 50% interest in Vestigo Ventures, an early stage FinTech venture capital firm. On March 27, 2018, Horace Mann made a $5 million investment in a fund established by Vestigo Ventures, which represents an investment of less than 10% in the fund. The investment is not material to Vestigo Ventures.

In addition, BlackRock, Inc. (“BlackRock”), which owns beneficially more than 5% of the issued and outstanding shares of Common Stock, provides investment risk management services to the Company and has done so for more than 10 years. In 2018, the Company paid approximately $474,021 in fees to BlackRock in connection with the Company’s use of analytical software owned by BlackRock.

Other than the relationships described above, the Company does not have any contracts or other transactions with related parties that are required to be reported under the applicable securities laws and regulations.

PROPOSAL NO. 2 - ADVISORY RESOLUTION TO APPROVE NAMED EXECUTIVE OFFICERS’ COMPENSATION

The Board is asking Shareholders to approve an advisory resolution to approve the compensation of the Company’s Chief Executive Officer, Chief Financial Officer and the other three highest compensated Executive Officers employed at the end of 2018 (collectively the “Named Executive Officers” or “NEOs”) as reported in this Proxy Statement. The Compensation Committee has structured our NEOs’ compensation program as described below under “Compensation Discussion and Analysis.”

The Board recommends that Shareholders read the “Compensation Discussion and Analysis” (“CD&A”) included in this Proxy Statement,

which describes in more detail how our Executive Compensation policies and procedures operate and are designed to achieve our compensation objectives, as well as the “Summary Compensation Table” and other related compensation tables and narrative included within the CD&A, which provide detailed information on the compensation of our NEOs. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the CD&A are effective in achieving our goals.

In accordance with Section 14(a) of the Securities Exchange Act, and as a matter of good corporate governance, the Board is asking Shareholders to approve the following advisory resolution at the 2019 Annual Meeting:

RESOLVED, that the Shareholders of Horace Mann Educators Corporation (the Company) approve, on an advisory basis, the compensation of the Company’s Named Executive Officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2019 Annual Meeting of Shareholders.

This advisory resolution, commonly referred to as a “Say on Pay” resolution, is non-binding on the Board of Directors. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding the NEOs’ compensation program.

The Board has adopted a policy providing for an annual advisory vote to approve NEOs’ compensation. Unless the Board modifies its policy on the frequency of holding such advisory votes, the next advisory vote will occur at the Company’s 2020 Annual Meeting of Shareholders.

The Board recommends that Shareholders vote FOR the approval of the advisory resolution to approve Named Executive Officers’ compensation.

2019 Proxy Statement • Proposals and Company Information	19

Compensation Discussion and Analysis

In this section, we describe the material components of our executive compensation program for our Named Executive Officers (“NEOs”), whose compensation is displayed in the 2018 Summary Compensation Table and the other compensation tables contained in this Proxy Statement. We also provide an overview of our executive compensation philosophy and we explain how and why the Compensation Committee of our Board (the “Committee”) arrives at specific compensation policies and decisions.

Our 2018 NEOs are our Chief Executive Officer (“CEO”), Chief Financial Officer (“CFO”) and the three other most highly compensated Executive Officers employed at the end of 2018:

Marita Zuraitis, President and CEO;

Bret A. Conklin, Executive Vice President and CFO;

Matthew P. Sharpe, Executive Vice President, Strategy and Business Development;

William J. Caldwell, Executive Vice President, Property & Casualty and Customer Engagement; and

Bret L. Benham, Executive Vice President, Life & Retirement

Executive Summary

This summary highlights information from this Compensation Discussion and Analysis section and may not contain all the information that is necessary to gain a full understanding of our policies and decisions. Please read the entire Compensation Discussion and Analysis section and compensation tables for a more complete understanding of our compensation program.

Our Business

We are a personal insurance and financial services business with approximately $11.0 billion of assets and approximately $1.2 billion in total revenue as of December 31, 2018. Founded by Educators for Educators®, we offer our products and services primarily to K-12 teachers, administrators, and other public school employees and their families. We underwrite personal lines of auto, property and life insurance, as well as retirement products in the United States.

2018 Business Highlights

We made important progress on strategic initiatives that will drive long-term improvement in our return on equity. This progress included a 2.6 point improvement in the underlying 2018 auto loss ratio and a 1.0 point improvement in the underlying 2018 property loss ratio.

The Company’s 2018 financial results were significantly impacted by an unprecedented level of catastrophe costs and a challenging investment environment. Our unadjusted core earnings were $28.4 million. When we adjust for Property and Casualty catastrophes greater than plan, costs related to the recently announced acquisitions, Retirement and Life deferred acquisition costs (“DAC”) unlocking and change in guaranteed minimum death benefit (“GMDB”) due to capital gains and losses and market performance different from Plan, core earnings increased to $95.6 million. We make these adjustments when calculating our annual incentive as in any single year they can be highly volatile and outside the control of management. We do not make adjustments for these items in our long-term incentives, as over the long-term management should be held accountable for these outcomes and has more ability to manage through some of the one-time items over a longer period of time. Book value per share* decreased 1.3% in 2018 driven by a decline in the unrealized gain from the

20	2019 Proxy Statement • Compensation Discussion and Analysis

investment portfolio resulting from wider credit spreads across most asset classes, with the 10-year U.S. Treasury rate rising 31 basis points to 2.71%. Total Shareholder Return was -12.8% in 2018, outperforming life insurance indices and underperforming property and casualty insurance and general market indices.

*Excluding the fair value adjustment for investments

In the fourth quarter of 2018, the Company announced plans to acquire NTA Life Enterprises, LLC (“NTA”) and Benefit Consultants Group, Inc. (“BCG”). These acquisitions bring exciting capabilities to expand our product set, enhance our distribution channels, and further improve our infrastructure, enhancing our long-term view.

While uncontrollable and one-time events impacted our core earnings, we do believe we had a strong overall year and are well positioned for future success. We made significant progress on numerous strategic initiatives, including:

•	6% growth in retirement sales deposits, with strong market response to fee-based product offerings
•	Double digit growth in Life sales (19.8%)
•	Continued solid earnings contributed from Life and Retirement
•	P&C earnings impacted by significant adverse weather/catastrophes

-  Achieved 2.6 points of underlying auto loss ratio improvement

-  Achieved 1 point of underlying property loss ratio improvement

Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in HMEC’s 2018 Annual Report on Form 10-K for a more detailed description of these financial results.

2019 Proxy Statement • Compensation Discussion and Analysis	21

2018 Executive Compensation Highlights

These elements of the executive compensation program are described more fully below.

•       Pay mix comprised of base salary, cash annual incentives under the Annual Incentive Plan (“AIP”), and equity-based long-term incentives under the Long-term Incentive Plan (“LTIP”)

•       Over 70% of the CEO’s target compensation and over 60% of all other NEOs’ target compensation linked to performance-based or service-vested incentives

•       Balanced performance measures designed with a focus on Shareholder return, both absolute and relative, and incenting operating growth while managing risk

•       Performance incentives tied to multiple overlapping performance periods

•       Annual cash incentives tied to Company and business line performance measures

•       Long-term incentives entirely equity based:

➣    Performance-based RSUs vest following a 3-year period, based on relative measures (relative total shareholder return and relative operating return on equity) and an absolute total written premium growth measure

➣     Service-vested stock options with a 4-year vesting period

➣     Service-vested RSUs with a 3-year vesting period

•       Stock ownership guidelines for NEOs

➣     Twelve-month post-exercise holding requirement for stock options

➣    Minimum 12-month vesting for all equity awards

•       Clawback policy applicable to both cash and equity awards

•       Executive change in control plan excludes “tax gross-up” provision

•       Limited perks and executive benefits

Pay Governance

Oversight

The Committee oversees our executive compensation program. The current members of the Committee are Mr. Hasenmiller, Ms. McClure, and Mr. Reece. Mr. Hasenmiller serves as the Committee Chair. Consistent with the listing standards of the NYSE, the Committee is composed entirely of independent Directors.

The Committee retained Compensation Advisory Partners LLC (“CAP”) as independent compensation consultants. CAP provides information and advice on the competitive market for executive talent, evolving market practices in our industry and the general employment market, regulatory and other external developments, and our executive compensation philosophy and incentive program design. In this way, CAP assists the Committee with ongoing education. Also, Committee members comply with Directors’ education requirements to help ensure each remains up to date on current issues relevant to the Company and its business.

The CAP consultants report directly to the Committee, attend the Committee meetings and portions of executive sessions of the Committee at the Chair’s request (generally with the Board’s outside legal counsel, but without management present). CAP serves at the pleasure of the Committee, and performs no services for management. CAP works with management to obtain necessary data and perspectives on the Company’s strategic objectives, business environment, corporate culture, performance, and other relevant factors. This information is used by CAP to formulate its recommendations related to competitive compensation performance targets and overall design. CAP’s findings and recommendations are reported directly to the Committee. The services provided by CAP during 2018 are described in more detail throughout this analysis. Pursuant to regulatory requirements,

22	2019 Proxy Statement • Compensation Discussion and Analysis

the Committee assessed CAP’s independence (along with that of its other direct and indirect consultants and advisors) in 2018 and concluded that CAP’s work did not raise any conflict of interest. In addition, the Committee has the authority to hire other experts and advisors as it deems necessary.

Management also supports the Committee by providing analysis and recommendations. When setting levels of executive compensation, the Committee requests, receives, and considers the recommendations of the CEO regarding the performance of her direct reports and other Executive Officers. Members of management also attend and contribute to Committee meetings as relevant to the Committee agenda.

The Committee discusses its fundamental views on compensation and guiding principles, as well as its expectations of the CEO’s performance and annual goals, with the CEO and subsequently proposes the CEO’s goals to the Board for approval. The Committee does not include the CEO or other members of management in its discussions with CAP on the CEO’s compensation, nor does the CEO or management participate in the Committee’s recommendation to the Board on the CEO’s compensation.

Say on Pay

At the 2018 Annual Meeting of Shareholders, 98.2% of Shareholders voted, on an advisory basis, to ratify the NEO compensation. This “Say on Pay” vote reflected a significant increase over the 70.3% Shareholder vote from the 2017 Annual Meeting of Shareholders.

In response to the 2017 “Say on Pay” advisory vote and at the direction of the Committee, Company management solicited, and received, feedback from certain proxy advisory firms and our Shareholders regarding the 2017 NEO compensation. Based on the feedback received, we made several changes to our executive compensation disclosure, including disclosing the peer group we use when making executive compensation decisions, and disclosing the threshold, target, and maximum performance levels for our AIP and LTIP programs.

The Committee welcomes the opportunity to provide additional insight into our executive compensation practices and appreciates the positive support from our Shareholders. We continue to believe that the overall structure of our compensation plans, the absence of excessive perquisites, and our demonstrated pay-for-performance practices reflect the strength of the Company’s executive compensation programs.

Executive Compensation Program

Guiding Principles

The Committee has established a set of core principles that underlie our executive compensation program. These core principles provide guidance to the Committee and management in making decisions while administering the program or when considering changes. These core principles include strong alignment between pay and performance, incentive to drive Shareholder value, and market competitiveness.

Strong pay for performance alignment

We target compensation around the median of the competitive market, with executives earning more or less than median, generally based on the performance of the Company and value delivered to Shareholders. Our core executive compensation program includes base salary, an annual cash incentive plan (AIP), and long-term equity awards (LTIP). Both AIP and LTIP are administered under the Shareholder-approved 2010 Comprehensive Executive Compensation Plan, as amended (“CECP”). Incentive awards are earned upon the achievement of short-term and long-term business goals that are reviewed and approved by the Committee at the beginning of each performance period. Performance goals are structured to reward business growth, profitability, relative total shareholder return, balanced with productivity and risk and capital management.

2019 Proxy Statement • Compensation Discussion and Analysis	23

Incentive compensation should drive long-term value creation and reward strong performance

The AIP performance goals are based on premiums and adjusted operating income which drive long-term value and are metrics management can control. The LTIP performance goals are directly linked to multi-year growth and return measures to keep executives focused on value creation, with multiple metrics based on performance versus peers to focus on outperforming our peers.

Significant portion of compensation should be “at risk” based on the Company’s performance and aligned with Shareholders’ interests

For 2018, over 70% of the CEO’s target total pay (base salary, target annual incentive, and target long-term incentive) and over 60% of target total pay for all other NEOs is at risk, and is variable from year to year, and for the majority of it, the level of payout is dependent on the Company’s performance. To encourage executive performance on a long-term basis, and to align executive interests with Shareholders’, the Committee grants equity awards with multi-year performance periods and multi-year vesting. In 2018, Ms. Zuraitis received approximately 49% of her target compensation in equity. With respect to the other NEOs, approximately 32% to 45% of their compensation was equity-based.

Compensation levels should be market competitive

The Committee sets total direct compensation for the NEOs – salary and target annual and long-term incentive opportunities – within a reasonable range of the median of the competitive market, while providing the ability to decrease or increase compensation if warranted by performance and experience. To determine competitive pay levels, we use an established peer group of similarly sized insurance companies in the Russell 3000® Index. The Committee worked with CAP to select our peer insurance companies for 2018 (charted below), based upon assets under management and revenue. The peer group does not include reinsurance or insurance brokers. We supplement this information with survey market data from published sources including Equilar, Towers Watson, and Korn Ferry. The data from these surveys is scaled to our size by CAP based on revenues or asset ranges. Annually, CAP provides the Committee with a comparison of the base salary, annual incentives and long-term incentives of the CEO with those of other Chief Executive Officers based on the peer group and survey data obtained.

The Committee does not seek to benchmark or set executive compensation at any specific level relative to the peer group. Instead, the Committee uses this information primarily as a general reference point for seeking to determine pay levels and forms of plan design that effectively recognize favorable executive performance and experience, and ensure executive retention. For 2018, CAP’s analysis demonstrated that overall core total direct compensation for Ms. Zuraitis was consistent with target pay positioning at the median of the market. The other NEOs are assessed against comparable functional matches in the insurance industry and the broader general industry, as appropriate. Based on the data received, and CAP’s analysis, the Committee deliberates in executive session to determine its recommendation for approval by the Board.

2018 Peer Group

Ambac Financial Group, Inc.	Kemper Corporation	Primerica, Inc.

American Equity Investment Life Holding Co	MBIA, Inc.	RLI Corporation

Argo Group International Holdings, Ltd.	National General Holdings Corporation	Selective Insurance Group, Inc.

CNO Financial Group, Inc.	National Western Life Group, Inc.	State Auto Financial Corporation

Employers Holdings, Inc.	Navigators Group, Inc.	United Fire Group, Inc.

FBL Financial Group, Inc.

24	2019 Proxy Statement • Compensation Discussion and Analysis

Compensation Mix

Our NEOs’ annual compensation consists of base salary, annual and long-term incentives. The targeted compensation mix of total direct compensation for the NEOs for 2018 is illustrated below. The mix of 2018 actual compensation varied as a result of actual incentives earned.

Base Salary

Competitive base salaries are critical to attracting and retaining high performing executive talent. The Committee seeks to pay salaries that approximate median for executives of similar companies in like positions. However, in recruiting new executives, we vary from these guidelines to attract desired talent. Additionally, an existing executive’s compensation may deviate from median due to experience, performance, responsibilities, compensation history, internal equity, or retention risk.

Salaries for the NEOs and other executive officers are reviewed every 12 months in connection with the review of financial results for the prior fiscal year and the annual performance review discussed under “Annual Performance and Pay Review” below. In 2018, Ms. Zuraitis, Mr. Conklin, Mr. Sharpe, and Mr. Caldwell received base salary increases to move overall compensation closer to the market median. Mr. Benham was hired in late-November 2017 and did not receive a base salary increase in 2018. Base salary adjustments for 2018 are shown in the chart below.

Named Individual	2017 Annualized Salary	2018 Annualized Salary	Percent Increase
Marita Zuraitis	$850,000	$900,000	5.9%
Bret A. Conklin	$320,000	$350,000	9.4%
Matthew P. Sharpe	$415,000	$425,000	2.4%
William J. Caldwell	$375,000	$385,000	2.7%
Bret L. Benham	$350,000	$350,000	0.0%

Annual Incentive Plan

Our AIP is a cash incentive plan, administered under the CECP, and designed to drive and reward strong performance over a one-year period. Annually, the Committee establishes the performance

2019 Proxy Statement • Compensation Discussion and Analysis	25

objectives, threshold, target and maximum performance levels, and the related threshold, target and maximum AIP opportunities for each NEO, expressed as a percentage of base salary. Target incentive opportunity levels for the NEOs are intended to approximate the median of the target bonus potential for similarly situated executives in comparable companies. Maximum incentive opportunities are set at 200% of target.

For 2018, there were four performance measures, with 50% of the award based on Company-wide adjusted core earnings, and the remaining 50% divided among specific sales and premiums metrics of the different business lines: P&C net written premium (20%), retirement sales (20%), and life sales (10%), as shown in the chart below. This provides a balance between shareholder return and growth, while complementing the longer-term LTIP metrics, which focus on long-term shareholder value creation.

2018 Annual Incentive Plan Performance Measures

Adjusted Core Earnings - Operating income (GAAP net income before tax, excluding realized investment gains and losses other than those for Fixed Indexed Annuity related options and embedded derivatives) adjusted for P&C catastrophe costs different than the annual Plan, Annuity & Life DAC unlocking and GMDB reserve due to capital gains and losses and market performance different than Plan, the impact on investment income of share repurchases different than Plan, and debt structure/costs including debt retirement different than Plan

P&C Net Premium Written (GAAP) - Amount charged for property and casualty policies issued during the year (portions of such amounts may be earned and included in financial reports over future periods)

Retirement Sales - The amount of new business from the sales of Horace Mann retirement products, from Horace Mann and independent agents, as measured by premiums and deposits to be collected over the 12 months following the sale

Life Sales - The amount of new Horace Mann individual life insurance products sold during the year, as measured by premiums and deposits to be collected over the 12 months following the sale

All the NEOs’ 2018 annual incentive amounts are based on the same corporate and business line objectives to promote cooperation. The targets for the operating income and sales or premium measures were based on a review of market conditions and expectations of other companies in the industry as well as our financial plan for 2018 (“2018 Plan”). The 2018 Plan was the basis of our 2018 earnings guidance, which was publicly disclosed in February 2018 in connection with the announcement of results for the year ended December 31, 2017. The Committee believes that tying the AIP to overall Company performance provides appropriate alignment for an executive’s compensation as it recognizes that the Company as a whole must perform well in order to deliver value

26	2019 Proxy Statement • Compensation Discussion and Analysis

to our Shareholders. Further, tying all the NEOs’ AIP awards to the performance of all business lines incentivizes cooperation among the business line leaders. It is the goal of the Committee to establish measurements and targets that are reasonable, but not easily achieved. The measures and targets are discussed with the CEO, other NEOs, other members of the Board and CAP before they are set.

Each March, the Committee certifies performance and determines AIP payouts for the prior year. Based on the 2018 results of 108.4% of target for Ms. Zuraitis and the other NEOs, the 2018 AIP payouts (paid in March 2019) were as follows:

2018 AIP Measures (in $M)	Threshold	Target	Maximum	Actual	Results	Weighting	Payout
Adjusted Core Earnings	85.3	91.7	101.4	95.6	140.2%	50%	70.1%
P&C Net Premium Written	689.3	699.8	713.8	688.3	0.0%	20%	0.0%
Retirement Sales	524.5	535.2	556.6	533.4	91.7%	20%	18.3%
Horace Mann Life Sales	19.3	19.5	19.8	21.1	200.0%	10%	20.0%
Total						100%	108.4%

Named Individual	2018 Target AIP Opportunity	2018 Actual AIP Payout	2018 Actual AIP Payout as a % of Base Salary
Marita Zuraitis	100%	$966,746	107.4%
Bret A. Conklin	60%	$224,430	64.1%
Matthew P. Sharpe	60%	$375,387[1]	88.3%
William J. Caldwell	60%	$249,366	64.8%
Bret L. Benham	50%	$189,735	54.2%

(1) Includes additional $100,000 related to NTA acquisition

2019 Proxy Statement • Compensation Discussion and Analysis	27

Long-term Incentive Plan

The intent of our LTIP is to focus executives on Shareholder value and key strategic objectives, while promoting retention.

2018 LTIP Aggregate Target Opportunity

In setting the dollar values of the 2018 opportunities under LTIP for each NEO, the Committee targeted amounts that would achieve the Company’s overall objective of positioning total compensation at approximately the market median. The 2018 target grant values for the NEOs were as follows:

Named Individual	2018 LTIP Target
Marita Zuraitis	$1,700,000
Bret A. Conklin	$325,000
Matthew P. Sharpe	$550,000
William J. Caldwell	$400,000
Bret L. Benham	$250,000

2018 LTIP Award Vehicles

For 2018, the LTIP is comprised of three vehicles, as illustrated in the chart below: (1) performance-based RSUs; (2) service-vested RSUs; and (3) service-vested stock options.

Performance-based RSUs - Earned over a three-year period, based upon Relative (80%) and Absolute Measures (20%). If any shares are earned at the end of the three-year performance period, the executive fully vests in the award

Service-vested RSUs - Vest ratably over three years
Stock options - Granted at fair market value with a 10 year life; options vest ratably over four years

Performance-Based RSUs (PBRSUs)

The Committee believes that PBRSUs provide an effective vehicle for rewarding executives based on a three-year performance period. Each year, a new three-year period starts, partially overlapping the periods that started the prior two years. PBRSUs were granted on March 6, 2018 for the 2018-2020 performance period and comprise 50% of the 2018 LTIP opportunity. These RSUs will be earned and vested on December 31, 2020, if at all, based on the level of achievement. From the date of grant, PBRSUs accrue dividend equivalents at the same rate as dividends paid to our Shareholders, but the dividend equivalents are only paid on the corresponding shares that are earned. If no shares are earned, the dividend equivalents are forfeited. Earned dividend equivalents are converted into additional RSUs.

Service-vested RSUs

The Committee believes that service-vested RSUs assist in the retention of key executive talent. Service-vested RSUs were granted on March 6, 2018 and comprise 20% of the 2018 LTIP opportunity. Service-vested RSUs vest 33% after the first year, vest an additional 33% after the second year and vest the final 34% after the third year from the grant date, and are subject to continued employment through the vesting date. From the date of the grant, the RSUs accrue dividend equivalents at the same rate as dividends paid to our Shareholders. These dividend equivalents are converted into additional RSUs and vest when the underlying RSUs vest.

28	2019 Proxy Statement • Compensation Discussion and Analysis

Stock Options

The Committee believes that non-qualified stock options (NQSO) provide strong alignment with Shareholder interests, as participants do not realize any value unless our stock price appreciates. They also promote retention. Stock options granted under the LTIP have an exercise price equal to the closing price of our Common Stock on the date of grant, vest ratably over a four-year period subject to continued employment on each vesting date and have a ten-year term. Stock options were granted on March 6, 2018 and comprise 30% of the 2018 LTIP opportunity. The number of options granted was determined using the Black-Scholes valuation method. For additional information regarding assumptions used for these valuations, see the Company’s 2018 Annual Report on Form 10-K “Notes to Consolidated Financial Statements – Note 1 – Summary of Significant Accounting Policies – Share-Based Compensation.” Upon exercise, Executive Officers are required to hold shares equivalent to any proceeds (net of exercise price and related taxes and the costs of the exercise) for a minimum of twelve months.

Timing of Equity Grants

The Committee has granted long-term incentives only at its regularly scheduled Board meetings. The grant date is the applicable resolution as approved or a future date as otherwise specified in the resolution.

2018-2020 Performance-based RSUs

The Performance-based RSUs granted in 2018 have three performance measures as shown below:

Relative Total Shareholder Return - Relative Total Shareholder Return for the three-year period measured against a peer group of companies.

Relative Operating Return on Equity - Average annual relative Operating Income return on average equity for the three-year period measured against a peer group of companies.

Total Revenue Growth - Measured as the CAGR over the period 12/31/2017 to 12/31/2020 for Written Premium Growth for HMN auto, property, and life and total retirement sales for annuity (HMN, RIA and institutional platform) and Horace Mann General Agency (“HMGA”).

Prior Years PBRSU Grants

2017-2019 PBRSUs

The PBRSUs granted in 2017 will not mature until December 31, 2019. Since the applicable three-year performance period has not yet ended, actual performance against targets is not yet known. Additional information on these targets and actual performance will be provided at the end of the performance period.

2019 Proxy Statement • Compensation Discussion and Analysis	29

2016-2018 PBRSUs

The performance-based RSUs granted in 2016 matured and vested as of December 31, 2018. The performance measures, targets and payout levels for the PBRSUs granted in 2016 are as follows:

2016-2018 Performance Measures	Threshold (2)	Target (2)	Maximum (2)	Weighting	Result
Relative (1) Measures
TSR (3)	25th Percentile Ranking vs Peer Companies	50th Percentile Ranking vs Peer Companies	90th Percentile Ranking vs Peer Companies	40%	43%
Operating ROE (4)				40%	39%
Absolute Measure
Total Written Premium Growth (5)	2%	3%	4%	20%	13%
				Total	95%

Notes:

(1)	Peer group comprised of Russell 2000® Index insurance companies excluding brokerage, reinsurance, financial guarantee, and health companies.
(2)

Threshold award (25th percentile) is 50% of target LTIP opportunity; Target award (50th percentile) is 100% of target; Maximum (90th percentile) is 200% of target. Awards for results between Threshold-Target and Target-Maximum are interpolated.

(3)

Total Shareholder Return for the three-year period. Measured from the average price five trading days before and five trading days after the beginning of the measurement period (1/1/16) to the average price five trading days before and five trading days after the end of the measurement period (12/31/18). Source: Bloomberg

(4)	Average annual Operating Income Return on Average Equity (excluding the fair value adjustment for investments) for the three-year performance period. Source: SNL.
(5)	Total Written Premium Growth is measured as the CAGR over the period from 12/31/2015 to 12/31/2018.

Strategic Incentive Grants

As disclosed in our 2016, 2017, and 2018 Proxy Statements, in March 2016, we made strategic equity grants to key executives, including four of the 2018 NEOs, under our CECP. Each executive received a provisional equity grant of PBRSUs contingent on a corporate financial performance goal (50%) and individual strategic goals (50%).

These awards were specifically designed to address key priorities during the Company’s strategic evolution and are not an ongoing component of our executive compensation program. The Committee believes that successful achievement of these strategic objectives drives incremental value for Shareholders.

Each executive’s entire award was subject to satisfaction of an objective threshold Company-wide performance goal, Earnings per Share (EPS), for any portion of the award to vest. During the period beginning on January 1, 2016, and ending on December 31, 2018, the Company must have achieved an aggregate of at least $4.00 of core earnings per diluted share. The Company exceeded this goal, and 50% of each award vested as of January 1, 2019.

The remaining 50% of the award was based on achievement of individual strategic goals, which were disclosed in the 2017 Proxy Statement for Ms. Zuraitis, Mr. Sharpe and Mr. Caldwell. Upon his promotion to CFO, Mr. Conklin assumed the goals of our prior CFO, Dwayne Hallman. Mr. Hallman’s goals were also disclosed in the 2017 Proxy Statement. In addition, Mr. Conklin had individual goals based on his prior role of Senior Vice President & Controller, including improvements to our internal controls over financial reporting, the financial close process, and external audit processes.

30	2019 Proxy Statement • Compensation Discussion and Analysis

The individual goal-based PBRSUs:

•	Do not vest unless the established individual strategic goals are achieved during the performance period beginning on January 1, 2016, and ending on December 31, 2018;
•	Are reduced to zero, if the $4 EPS goal is not achieved;
•	Cannot exceed the number of shares granted (except through accrued dividend equivalents); and
•	Will be reduced if all individual strategic goals and their components are partially met.

The Committee reviewed progress toward these goals throughout the performance period. Following a thorough review at the conclusion of the performance period, the Committee, and the full Board in the case of the CEO’s award, agreed with the CEO’s assessment that each of the executives met or exceeded their individual goals. Therefore, the entire award vested as of January 1, 2019.

Additional Pay Practices

Stock Ownership & Holding Guidelines

Our Executive Officers are required to accumulate and maintain beneficial stock ownership – calculated as a percentage of base salary - as displayed in the table below:

Position	Stock Ownership Target %
CEO	500%
Executive Vice President	350%
Senior Vice President	300%
Controller	200%

We use book value to measure the value of the shares we require the NEOs to own because book value is less volatile than stock price. For this purpose, the Company’s book value per share is determined by dividing total Shareholders’ equity, less the fair value adjustment for investments, by the number of outstanding shares of common stock.

The NEOs must satisfy stock ownership guidelines within five years of attaining their position. Stock ownership may be achieved by direct ownership or beneficial ownership through a spouse, child, or trust. The following types of beneficial ownership are considered in determining stock ownership: direct ownership, shares held through our Horace Mann 401(k) Plan, and RSUs (vested and unvested). Outstanding stock options are not used in determining stock ownership.

Beginning with stock option grants made in 2011, NEOs are required to hold shares equivalent to any proceeds from a long-term incentive stock option exercise, net of exercise price and related taxes and the costs of the exercise, for a minimum of 12 months after the date of exercise. As part of its 2017 overall review of the executive compensation program, the Committee reviewed the stock ownership guidelines for the Executive Officers, and determined they were appropriate and will be continued in 2018.

2019 Proxy Statement • Compensation Discussion and Analysis	31

As indicated in the following chart, all NEOs have met or exceeded their stock ownership guidelines except for Mr. Benham. Mr. Benham joined the Company in November 2017 and is on target to meet the requirement by the deadline.

Named Individual	Stock Ownership Target %	Stock Ownership Actual %	Stock Ownership (1)	Book Value (2)
Marita Zuraitis	500%	1142%	352,771	$10,276,225
Bret A. Conklin	350%	586%	70,433	$ 2,051,722
Matthew P. Sharpe	350%	916%	133,648	$ 3,893,172
William J. Caldwell	350%	456%	60,296	$ 1,756,412
Bret L. Benham	350%	83%	9,981	$ 290,760
HMN Stock Price @ 12/31/2018 =	$37.45
HM Book Value @ 12/31/2018 =	$29.13

(1)	Represents share ownership as of 12/31/2018
(2)	Represents book value per share excluding the fair value adjustment for investments

Minimum Vesting Period

In 2017, through an amendment approved by the Board, the Company updated the CECP to reflect a minimum vesting period of one year for all equity grants. No portion of any equity grant, including Stock Options, Stock Appreciation Rights, Restricted Stock or Restricted Stock Units, will become vested before the first anniversary of the grant date except in the cases of death or disability.

Annual Performance and Pay Review

To further reinforce a performance-based culture and the tie between Company results and compensation, the Committee reviews each Executive Officer’s performance annually, coinciding with the review of corporate performance results. Each Executive Officer is reviewed not only on prior year business results but also on the individual’s demonstration of leadership skills and progress on specific strategic initiatives and other key priorities. The Committee also considers any adjustments to base salary, annual incentive opportunity, and long-term incentive opportunity at this review. The Committee recognizes the need to have market-competitive compensation opportunities to attract, retain, and reward high performing executive talent.

32	2019 Proxy Statement • Compensation Discussion and Analysis

Risk Assessment

Our programs are structured to discourage excessive risk-taking through a balanced use of compensation vehicles and metrics with an overall goal of delivering sustained long-term Shareholder value while aligning our executives’ interests with those of our Shareholders. To this end, management and CAP conduct, and the Committee and the Board’s outside legal counsel reviews, an annual risk analysis of the compensation plans and incentive metrics. Our executive compensation program requires that a substantial portion of each Executive Officer’s compensation be contingent on delivering performance results. In addition, a significant portion of our NEOs’ compensation is delivered in equity over a multi-year timeframe. The Committee has been advised by the Board’s outside legal counsel and agrees that no unreasonable risk exists that a compensation policy or incentive plan would have a material adverse impact on the Company.

Succession Planning Process

To mitigate enterprise risk and leadership gaps, the Committee oversees and monitors the Company’s succession planning process on a regular basis. This process identifies candidates that have the skill sets, background, training, and industry knowledge to assume critical positions on an emergency basis and also for the long-term, if necessary. The Company’s succession plan is also reviewed by the full Board annually.

Minimal Use of Employment Agreements

The Company does not have any individual employment agreements with any Executive Officer and intends to continue to minimize their use, while recognizing that in isolated situations an agreement may be needed for attraction and retention of key executive talent.

Executive Severance and Change in Control Plans

To maintain market competitiveness and allow for the successful recruitment of key executives, the Company maintains the Horace Mann Service Corporation Executive Severance Plan (“Executive Severance Plan”) and the Horace Mann Service Corporation Executive Change in Control Plan (“CIC Plan”). The Executive Severance Plan provides benefits due to loss of position with or without a change in control. The CIC Plan is intended to provide a level of security consistent with market practices, mitigate some of the conflicts an executive may be exposed to in a potential acquisition or merger situation, and serve to ensure a more stable transition if a corporate transaction were to occur. The CIC Plan provides for benefits only in the event of the loss of position following a change in control, as defined in the CIC Plan. Participants in the CIC Plan are designated by position. This plan does not have tax gross-up provisions. Currently, all of the NEOs participate in the Executive Severance and CIC Plans. The CIC Plan does not permit duplicate benefits under the Executive Severance Plan.

The multiple is based on the sum of salary plus target annual incentive, payable in the form of salary continuation (for the Executive Severance Plan), and payable in a lump sum (for the CIC Plan), based on the following table:

	Multiple
Named Individual	Executive Severance	Change In Control
Marita Zuraitis	2.0	2.5

Bret A. Conklin	1.5	2.0

Matthew P. Sharpe	1.5	2.0

William J. Caldwell	1.5	2.0

Bret L. Benham	1.5	2.0

2019 Proxy Statement • Compensation Discussion and Analysis	33

Retirement Plans

The NEOs participate in our Horace Mann 401(k) Plan and a nonqualified supplemental defined contribution plan designed to provide benefits that cannot be provided under our tax-qualified defined contribution plan because of certain limitations imposed by the Internal Revenue Code (“IRC”). Each of these two plans includes a Company contribution. The amounts contributed for each NEO are included in the “Summary Compensation Table.” These types of plans are customarily offered within our industry. No NEO participates in the Company’s defined benefit plan or supplemental defined benefit retirement plan because participation in those plans was limited to individuals hired prior to January 1, 1999 and all of our NEOs were hired after that date.

Deferred Compensation

Prior to 2009, the LTIP permitted certain elective deferrals. Pre-2009 account balances are maintained in notional deferred Common Stock equivalent units, which accrue dividend equivalents at the same rate as dividends paid to our Shareholders. These dividend equivalents are converted into additional deferred Common Stock equivalent units. Mr. Conklin is the only NEO with an account balance under this arrangement.

Nonqualified Supplemental Defined Contribution and Other Nonqualified Deferred Compensation Plans

The Company sponsors an unfunded nonqualified supplemental defined contribution plan, the Nonqualified Supplemental Defined Contribution Plan (“NQDCP”), which covers only the base salary compensation in excess of the IRC Section 401(a)(17) limit, which in 2018 was $275,000. The NQDCP accounts are established for the executives at the time their compensation exceeds the IRC Section 401(a)(17) limit and the NEOs are credited with an amount equal to 5% of the excess. In addition, the NQDCP accounts are credited with the same rate of return as the stable value fund available as an investment option under the qualified plan sponsored by the Company for all employees.

The Company offered a nonqualified deferred compensation plan to executives, which allowed them to defer receipt of long-term incentive cash compensation prior to 2009 when cash was a component of the LTIP. Executives were allowed to defer up to 100% of their earned long-term cash incentive into HMEC’s deferred Common Stock equivalent units. All the NEOs except Mr. Conklin were hired after 2009 and do not have an account in the plan.

Clawbacks

The Committee believes that our compensation program should reward performance that supports the Company’s culture of integrity through compliance with applicable laws and regulations and our codes of ethics and conduct. As a further step to support that belief, the Committee has determined that all Executive Officers are subject to the same standards as the CEO and CFO regarding cash compensation clawbacks as defined under Section 304 of the Sarbanes-Oxley Act of 2002. In addition, under the CECP, the Company is entitled to recover any cash or equity award if it is determined that an executive’s own misconduct contributed materially to the executive’s receipt of an award. If changes are made in future applicable legislative or regulatory guidance, the Company will modify the current clawback provisions to comply.

Hedging, Pledging Prohibitions

NEOs and other Executive Officers are prohibited from engaging in hedging transactions in our common stock. They are also prohibited from pledging their shares of our Common Stock.

Perquisites and Personal Benefits

The only perquisites we provide are financial planning services and an executive physical program, both of which are commonly provided among our peer companies. Please see the “Summary Compensation Table” for further details. Our NEOs do not receive other personal benefits.

34	2019 Proxy Statement • Compensation Discussion and Analysis

Tax Implications

Favorable tax treatment of the various elements of the Company’s total compensation program is an important, but not the sole, consideration in the design of the compensation program. On December 22, 2017, legislation commonly referred to as the Tax Cuts and Jobs Act (“Tax Act”) was enacted that significantly impacts the tax treatment of executive compensation.

Historically, Section 162(m) of the Internal Revenue Code provided an exemption from taxation for compensation in excess of $1,000,000 paid to certain Executive Officers pursuant to a plan that was approved by our Shareholders, and is performance-related and non-discretionary. The Tax Act eliminated the exception for performance-based compensation, and provides that any individual identified as a Covered Employee (CEO, CFO and the three other most highly compensated Executive Officers) beginning after December 31, 2016 remains a Covered Employee for all future years, and applies the $1,000,000 limitation to any compensation paid to such Covered Employees after employment ends or death. The Tax Act also included a transition rule according to which the deduction limitation as described above, does not apply to compensation arrangements in place pursuant to a written binding contract that was in effect on November 2, 2017 as long as it is not materially modified after that date. To the extent applicable to our existing contracts and awards, the Committee may avail itself of this transition rule. However, due to uncertainties as to the application and interpretation of Section 162(m), including the scope of the transition relief, we expect that compensation paid to our Executive Officers in excess of $1,000,000 generally will not be deductible.

The Committee believes that Shareholder interests are best served by not restricting the Committee’s discretion and flexibility in developing compensation programs, even though such programs may result in certain non-deductible compensation expenses as a result of the Tax Act, and still intends to utilize performance-based compensation programs.

2019 Proxy Statement • Compensation Discussion and Analysis	35

Compensation Tables

Summary Compensation Table

The following table sets forth information regarding compensation of the Company’s CEO, CFO, and the three other most highly compensated executive officers during 2018, 2017, and 2016.

Name & Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($) (5)	All Other Compensation ($)	Total ($)
Marita Zuraitis President & Chief Executive Officer	2018	891,667	0	1,190,000	510,000	966,745	68,578	3,626,990
	2017	841,667	0	1,085,000	465,000	803,455	60,261	3,255,383
	2016	800,000	0	2,580,000	420,000	898,240	57,593	4,755,833
Bret A. Conklin Executive Vice President & Chief Financial Officer	2018	345,000	0	227,500	97,500	224,429	25,354	919,783
	2017	308,126	0	226,000	54,000	134,200	18,079	740,405
	2016	270,842	0	372,500	52,500	106,436	17,201	819,479

Matthew P. Sharpe Executive Vice President, Strategy & Business Development	2018	423,333	0	385,000	165,000	375,387	43,724	1,392,444
	2017	412,500	0	395,500	169,500	236,264	41,696	1,255,460
	2016	400,000	0	950,000	150,000	269,472	40,927	1,810,399

William J. Caldwell Executive Vice President, Property & Casualty	2018	383,333	0	280,000	120,000	249,366	42,162	1,074,861
	2017	370,833	0	252,000	108,000	212,398	41,080	984,311
	2016	350,000	0	770,000	105,000	196,490	39,885	1,461,375

Bret L. Benham Executive Vice President, Life & Retirement	2018	350,000	100,000	175,000	75,000	189,735	81,085	970,820
	2017	34,551	0	250,000	0	16,491	0	301,042
	2016	n/a	n/a	n/a	n/a	n/a	n/a	n/a

(1)	Represents each NEO’s actual base salary earnings as of December 31, 2018, 2017 and 2016, respectively. Mr. Benham was hired in 2017.

(2)	For 2018 this represents a signing bonus for Mr. Benham.

(3)

Represents the grant date fair value of service-based and performance-based RSUs granted in 2016, 2017, and 2018. Performance-based RSUs are valued based on the probable performance of Target with the potential of 50% to 200% being earned based on performance results. In 2016, it represents the grant date fair value of service based and performance based RSUs, and performance based RSUs based on strategic initiatives. In 2017, it represents the grant date fair value of service based and performance based RSUs. In 2018, it represents the grant date fair value of service based and performance based RSUs.

(4)

Represents the grant date fair value of $7.13 per share for stock options granted on March 6, 2018, the grant date fair value of $6.60 per share for stock options granted on March 7, 2017, and the grant date fair value of $5.01 per share for stock options granted on March 9, 2016.

(5)	Represents the cash payout for the AIP earned in each year. Mr. Sharpe’s AIP includes an additional $100,000 related to NTA acquisition.

36	2019 Proxy Statement • Compensation Discussion and Analysis

Detail of All Other Compensation

The following table sets forth information regarding all other compensation paid to, or earned by, the NEOs in 2018.

Name & Principal Position	Perquisites & Other Personal Benefits ($) (1)	Relocation	Company Contributions to Defined Contribution Plans ($)	Total ($)

Marita Zuraitis President and Chief Executive Officer	15,745	0	52,833	68,578

Bret A. Conklin Executive Vice President and Chief Financial Officer	0	0	25,354	25,354

Matthew P. Sharpe Executive Vice President, Strategy & Business Development	15,745	0	27,979	43,724

William J. Caldwell Executive Vice President, Property & Casualty	15,745	0	26,417	42,162

Bret L. Benham Executive Vice President, Life & Retirement	13,760	44,388	22,938	81,085

(1)	Includes the use of a financial planning service to help minimize distractions and help ensure appropriate focus on his or her Company responsibilities.

CEO Pay Ratio

Pursuant to Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we calculate a ratio of total pay for our CEO compared to total pay for our median employee (“CEO Pay Ratio”). To identify our median employee, we use total cash at target (annualized base salary as of 12/31/2018 plus annual bonus target), as we believe this is the most representative measure of annual compensation for our broader employee population.

Once the median employee is identified, we compile the same pay elements for the median employee that we do for the NEOs as displayed in the Summary Compensation Table. We then compare total pay of our CEO (as displayed in the “Total $” column of the Summary Compensation Table) to total pay of our median employee.

The following table sets forth information regarding CEO Pay Ratio.

	Total Pay	Pay Ratio
Chief Executive Officer	$3,626,990	56:1
Median Employee	$64,357

2019 Proxy Statement • Compensation Discussion and Analysis	37

Grants of Plan Based Awards

The following table sets forth information concerning the grant of the 2018 Annual Incentive and the grant of the 2018 Long-term Incentive for the 2018 – 2020 performance period. Actual payouts under the 2018 AIP are included in the “Summary Compensation Table.” Payouts for the 2018 Long-term incentive grant and the determination of the actual RSUs earned will not occur until after the completion of the 2018 – 2020 performance period.

Named Individual	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#) (3)	All Other Option Awards: Number of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock Option Awards ($) (5)
		Incentive Plan	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Marita Zuraitis		AIP	445,834	891,667	1,783,334	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	3/6/2018	LTI	N/A	N/A	N/A	9,896	19,791	39,582	N/A	N/A	N/A	N/A
	3/6/2018	LTI	N/A	N/A	N/A	N/A	N/A	N/A	7,917	N/A	N/A	N/A
	3/6/2018	LTI	N/A	N/A	N/A	N/A	N/A	N/A	N/A	71,532	$42.95	510,000
Bret A. Conklin		AIP	103,500	207,000	414,000	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	3/6/2018	LTI	N/A	N/A	N/A	1,892	3,784	7,568	N/A	N/A	N/A	N/A
	3/6/2018	LTI	N/A	N/A	N/A	N/A	N/A	N/A	1,515	N/A	N/A	N/A
	3/6/2018	LTI	N/A	N/A	N/A	N/A	N/A	N/A	N/A	13,676	$42.95	97,500
Matthew P. Sharpe		AIP	127,000	254,000	508,000	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	3/6/2018	LTI	N/A	N/A	N/A	3,202	6,403	12,806	N/A	N/A	N/A	N/A
	3/6/2018	LTI	N/A	N/A	N/A	N/A	N/A	N/A	2,562	N/A	N/A	N/A
	3/6/2018	LTI	N/A	N/A	N/A	N/A	N/A	N/A	N/A	23,144	$42.95	165,000
William J. Caldwell		AIP	115,000	230,000	460,000	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	3/6/2018	LTI	N/A	N/A	N/A	2,329	4,657	9,314	N/A	N/A	N/A	N/A
	3/6/2018	LTI	N/A	N/A	N/A	N/A	N/A	N/A	1,863	N/A	N/A	N/A
	3/6/2018	LTI	N/A	N/A	N/A	N/A	N/A	N/A	N/A	16,832	$42.95	120,000
Bret L. Benham		AIP	87,500	175,000	350,000	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	3/6/2018	LTI	N/A	N/A	N/A	1,456	2,911	5,822	N/A	N/A	N/A	N/A
	3/6/2018	LTI	N/A	N/A	N/A	N/A	N/A	N/A	1,167	N/A	N/A	N/A
	3/6/2018	LTI	N/A	N/A	N/A	N/A	N/A	N/A	N/A	10,520	$42.95	75,000

N/A	= Not applicable
(1)	Represents performance-based 2018 Annual Incentive.
(2)	Represents the performance-based portion of the 2018 Long-term Incentive grant.
(3)	Represents the service-based RSU portion of the 2018 Long-term Incentive grant.
(4)	Represents the stock option portion of the 2018 Long-term Incentive grant.
(5)	Totals equate to each NEO’s 2018 Long-term Incentive amount. The fair value of stock options was determined using the Black-Scholes model.

38	2019 Proxy Statement • Compensation Discussion and Analysis

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information regarding the exercisable and unexercisable stock options, as well as the unvested RSUs held by each NEO at December 31, 2018.

	Option Awards						Stock Awards (Restricted Stock Units)
Named Individual	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#) (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Grant Date	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#) (2)	Market Value of Shares or Units of Stock that Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested ($) (3)
Marita Zuraitis	9,248	0	0	$22.69	05/22/13	05/22/20
	33,296	0	0	$28.88	03/05/14	03/05/24
	22,197	7,399	0	$32.35	03/04/15	03/04/25	19,344	$724,433	120,466	$4,511,452
	41,958	41,958	0	$31.01	03/09/16	03/09/26
	17,606	52,818	0	$41.95	03/07/17	03/07/27
	0	71,532	0	$42.95	03/06/18	03/06/28
Bret A. Conklin	7,488	0	0	$17.32	03/07/12	03/07/19
	5,552	0	0	$20.60	03/05/13	03/05/20
	5,828	0	0	$28.88	03/05/14	03/05/24
	3,534	1,178	0	$32.35	03/04/15	03/04/25	3,892	$145,755	19,243	$720,650
	5,246	5,246	0	$31.01	03/09/16	03/09/26
	2,045	6,135	0	$41.95	03/07/17	03/07/27
	0	13,676	0	$42.95	03/06/18	03/06/28
Matthew P. Sharpe	4,813	0	0	$28.88	03/05/14	03/05/24
	10,089	3,363	0	$32.35	03/04/15	03/04/25	6,788	$254,211	43,486	$1,628,551
	14,986	14,986	0	$31.01	03/09/16	03/09/26
	6,418	19,254	0	$41.95	03/07/17	03/07/27
	0	23,144	0	$42.95	03/06/18	03/06/28
William J. Caldwell	3,880	2,018	0	$32.35	03/04/15	03/04/25
	0	10,490	0	$31.01	03/09/16	03/09/26
	4,090	12,270	0	$41.95	03/07/17	03/07/27	4,411	$165,192	33,855	$1,267,870
	0	16,832	0	$42.95	03/06/18	03/06/28
Bret L. Benham	0	10,520	0	$42.95	03/06/18	03/06/28	3,990	$149,426	5,781	$216,498

(1)	Long-term Incentive stock option grants are service-based and all exercisable options vest on each anniversary of the grant date at a rate of 25% of the original grant.
(2)	Represents the unvested service-based RSUs granted in 2014, 2015, 2016, 2017, and 2018.
(3)	Represents the value of the RSUs based on the closing price of our Common Stock ($37.45) at December 31, 2018.
(4)

The performance-based RSUs granted in 2016 will not be earned until the end of the 2016-2018 performance period. RSUs earned at the end of the performance period will vest 100% in 2019. The performance-based RSUs granted in 2017 will not be earned until the end of the 2017-2019 performance period. RSUs earned at the end of the performance period will vest 100% in 2020. The performance-based RSUs granted in 2018 will not be earned until the end of the 2018-2020 performance period. RSUs earned at the end of the performance period will vest 100% in 2021.

2019 Proxy Statement • Compensation Discussion and Analysis	39

Option Exercises and Stock Vesting

The following table sets forth information regarding options exercised and stock awards acquired on vesting by the NEOs in 2018.

Named Individual	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)

Marita Zuraitis	0	0	32,827	1,411,913

Bret A. Conklin	7,100	183,131	6,029	258,960

Matthew P. Sharpe	16,400	324,281	14,236	612,088

William J. Caldwell	19,289	267,367	7,928	341,218

Bret L. Benham	0	0	0	0

(1)

The value realized on vesting of stock awards is determined by multiplying the number of shares vested by the closing stock price on the date of vesting. The actual amounts realized from vested stock awards will depend upon the sale price of the shares when they are actually sold.

Nonqualified Supplemental Defined Contribution and Other Nonqualified Deferred Compensation Plans

The following table sets forth information regarding participation by the NEOs in the Company’s NQDCP and the nonqualified deferred compensation plan as of December 31, 2018.

Named Individual	Account Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($) (1)	Aggregate Earnings in Last FY ($) (2)	Aggregate Balance at Last FYE ($)

Marita Zuraitis	NQDCP Account	0	30,833	1,817	124,684
	Deferred Compensation Account	0	0	0	0

Bret A. Conklin	NQDCP Account	0	3,500	194	14,449
	Deferred Compensation Account	0	0	-51,224	350,156

Matthew P. Sharpe	NQDCP Account	0	7,417	536	37,270
	Deferred Compensation Account	0	0	0	0

William J. Caldwell	NQDCP Account	0	5,417	232	18,105
	Deferred Compensation Account	0	0	0	0

Bret L. Benham	NQDCP Account	0	3,750	7	3,757
	Deferred Compensation Account	0	0	0	0

(1)	Represents the 2018 NQDCP registrant Company contributions. These contributions are included in the All Other Compensation column of the “Summary Compensation Table” for 2018.
(2)

Represents (a) the gains/losses in the NQDCP in 2018 and (b) the change in the deferred compensation account balance reflecting changes in the closing stock price of HMEC Common Stock from December 31, 2017 to December 31, 2018, each excluding contributions reflected in the first two columns.

40	2019 Proxy Statement • Compensation Discussion and Analysis

Illustration of Potential Payments upon Termination or Change in Control

The following table presents the estimated payments and benefits that would have been payable as of the end of 2018 in the event of separation due to disability or death, cause, voluntary termination of employment, retirement, involuntary termination of employment without cause, and a change of control of the Company.

Consistent with SEC requirements, these estimated amounts have been calculated as if the NEOs’ employment had been terminated as of December 31, 2018, the last business day of 2018, using the closing price of our Common Stock on that date ($37.45). The amounts reported in the following table are hypothetical amounts based on the disclosure of compensation information about the NEOs. Actual payments will depend on the circumstances and timing of any termination of employment or other triggering event.

Estimated Payments ($) Assuming Termination as of December 31, 2018 (1)(2)
Name & Benefits	Disability or Death	For Cause	Voluntary	Involuntary Termination w/o Cause	Change in Control
Marita Zuraitis
Cash Severance	0	0	0	3,600,000	4,500,000
AIP	900,000	0	0	900,000	900,000
Acceleration of Stock Options	307,944	0	0	0	307,944
Acceleration of RSUs	4,130,425	0	0	0	4,856,479
Health and Welfare	0	0	0	23,175	23,175
Modified Cap Adjustment (3)	N/A	N/A	N/A	N/A	N/A
TOTAL	5,338,369	0	0	4,523,175	10,587,598
Bret A. Conklin
Cash Severance	0	0	0	840,000	1,120,000
AIP	210,000	0	0	210,000	210,000
Acceleration of Stock Options	39,792	0	0	0	39,792
Acceleration of RSUs	669,238	0	0	0	805,625
Health and Welfare	0	0	0	34,032	34,032
Modified Cap Adjustment (3)	N/A	N/A	N/A	N/A	-346,094
TOTAL	919,030	0	0	1,084,032	1,863,355
Matthew P. Sharpe
Cash Severance	0	0	0	1,020,000	1,360,000
AIP	255,000	0	0	255,000	255,000
Acceleration of Stock Options	113,661	0	0	0	113,661
Acceleration of RSUs	1,498,462	0	0	0	1,742,848
Health and Welfare	0	0	0	31,630	31,630
Modified Cap Adjustment (3)	N/A	N/A	N/A	N/A	N/A
TOTAL	1,867,123	0	0	1,306,630	3,503,139
William J. Caldwell
Cash Severance	0	0	0	924,000	1,232,000
AIP	231,000	0	0	231,000	231,000
Acceleration of Stock Options	77,847	0	0	0	77,847
Acceleration of RSUs	1,160,420	0	0	0	1,330,561
Health and Welfare	0	0	0	21,674	21,674
Modified Cap Adjustment (3)	N/A	N/A	N/A	N/A	N/A
TOTAL	1,469,267	0	0	1,176,674	2,893,082
Bret L. Benham
Cash Severance	0	0	0	787,500	1,050,000
AIP	175,000	0	0	175,000	175,000
Acceleration of Stock Options	0	0	0	0	0
Acceleration of RSUs	248,376	0	0	0	354,951
Health and Welfare	0	0	0	23,151	23,151
Modified Cap Adjustment (3)	N/A	N/A	N/A	N/A	N/A
TOTAL	423,376	0	0	985,651	1,603,102

N/A – Not applicable

(1)	All AIP and LTI earned payouts are assumed to be at target.
(2)	None of the NEOs were retirement eligible at December 31, 2018.
(3)	Benefit reduction to avoid the imposition of a “golden parachute” tax.

2019 Proxy Statement • Compensation Discussion and Analysis	41

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on our review of, and the discussions with management with respect to, the Compensation Discussion and Analysis, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

STEPHEN J. HASENMILLER, Chairman

BEVERLEY J. MCCLURE and H. WADE REECE, Members

Equity Compensation Plan Information

The following table provides information as of December 31, 2018 regarding outstanding awards and shares remaining available for future issuance under the Company’s equity compensation plans (excluding the Horace Mann 401(k) plan):

Equity Compensation Plans	Securities to be Issued Upon the Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Securities Available for Future Issuance Under Equity Compensation Plans (4)
Plans Approved by Shareholders
Stock Incentive Plans (1)
Stock Options	774,821	$36.65	N/A
Restricted Stock Units (2)	1,008,249	N/A	N/A
Subtotal	1,783,070	N/A	N/A
Deferred Compensation (2)(3)	56,786	N/A	N/A
Subtotal	1,839,856	N/A	1,826,449
Plans Not Approved by Shareholders	N/A	N/A	N/A
Total	1,839,856	N/A	1,826,449

N/A – Not applicable

(1)	Includes grants under the CECP.
(2)	No exercise price is associated with the shares of Common Stock issuable under these rights.
(3)

The CECP permits Directors and participants in certain cash incentive programs to defer compensation in the form of deferred cash RSUs, which can be settled in cash at the end of the specified deferral period. For purposes of the CECP, deferred cash RSUs are valued at 100% of the fair market value of Common Stock on the date of crediting to the participant’s deferral account. There are 44 senior executives of the Company currently eligible to participate in the CECP. The CECP does not reserve a specific number of shares for delivery in settlement of deferred cash RSUs but instead provides that shares will be available to the extent needed for such settlements. Further information on the CECP appears in the “Compensation Discussion and Analysis.”

(4)

Excludes securities reflected in the Securities to be Issued column and represents shares remaining as part of a fungible share pool. The pool of shares is reduced by 2.5 shares for every “full-value” award that is granted.

42	2019 Proxy Statement • Compensation Discussion and Analysis

Executive Officers

The following provides biographical information, as of March 15, 2019, with respect to the Executive Officers of the Company and its subsidiaries who are not Directors of the Company (Marita Zuraitis, President and Chief Executive Officer, is a Director and is discussed above under “Board Nominees”).

Bret A. Conklin, 55

Executive Vice President and Chief Financial Officer

Mr. Conklin was appointed to his present position of Executive Vice President and Chief Financial Officer in April 2017. He joined the Company as Senior Vice President and Controller in January 2002. Mr. Conklin previously served as Vice President of Kemper Insurance from January 2000 through January 2002, where he was responsible for all corporate financial reporting and accounting operations; Vice President and Controller of the Company from July 1998 through January 2000; and Vice President and Controller of Pekin Insurance from September 1992 through June 1998. He has seven years of public accounting experience with KPMG Peat Marwick from 1985 to 1992, specializing in its insurance industry practice. Mr. Conklin has over 30 years of experience in the insurance industry.

Bret L. Benham, 58

Executive Vice President, Life & Retirement

Mr. Benham joined the Company in November 2017 as Executive Vice President, Life & Retirement. Prior to that, he served as Senior Vice President of Retirement at Ameritas, a position he held since 2013, and also held executive positions at TIAA-CREF and Fidelity Investments. Mr. Benham has served on multiple industry boards, including the American Council of Life Insurers (ACLI), Insurance Information Institute and Retirement Income Industry Association. He has a proven track record of delivering profitable growth, driving operational excellence, and has an innovative approach to products and distribution. Mr. Benham has over 35 years of experience in the insurance and financial services industry.

William J. Caldwell, 48

Executive Vice President, Property & Casualty

Mr. Caldwell was appointed to his present position of Executive Vice President, Property and Casualty in July 2015. He joined the Company in November 2013 as Senior Vice President, Personal Lines, and was appointed Senior Vice President, Property & Casualty in October 2014. Mr. Caldwell previously served as Head of Property Products at QBE North America from June 2011 through November 2013, Senior Vice President of Bank of America from August 2007 to June 2011 and Vice President of Unitrin from June 2001 to August 2007. Mr. Caldwell has over 25 years of experience in the insurance industry.

Allan C. Robinson, 57

Executive Vice President, Field Operations & Sales Management

Mr. Robinson was appointed to his present position of Executive Vice President in March 2018 and assumed responsibility for Field Operations and Sales Management in May 2017. He joined the Company in 2015 as Senior Vice President of Claims. Prior to joining the Company, Mr. Robinson served as Vice President of Claims at Hanover Insurance Group, an insurance provider, since 2010, and spent 27 years at the Allstate Corporation holding a variety of roles in their claims organization including Vice President. He holds the Chartered Property Casualty Underwriter designation. Mr. Robinson has more than 35 years of experience in the insurance industry.

Matthew P. Sharpe, 57

Executive Vice President, Strategy & Business Development

Mr. Sharpe was appointed to his present position as Executive Vice President, Strategy and Business Development in November 2017. He took on that role after modernizing our Life & Retirement suite and infrastructure as Executive Vice President, Life & Retirement, a position he

2019 Proxy Statement • Compensation Discussion and Analysis	43

held since joining the Company in January 2012. Prior to joining the Company, Mr. Sharpe was with Genworth Financial, Inc. from 1999 to 2011 where he most recently served as Senior Vice President. During his tenure at Genworth, he gained an extensive annuity and life background while leading a variety of successful growth, product development, strategic, marketing and sales initiatives. He is a member of the Board of Directors of the Illinois Life Insurance Council and Central Illinois Foodbank. Mr. Sharpe has over 30 years of experience in the insurance and financial services industry.

Donald M. Carley, 51

Senior Vice President, General Counsel, Corporate Secretary and Chief Compliance Officer

Mr. Carley joined the Company in January 2016 as General Counsel. He assumed the additional responsibilities of Corporate Secretary and Chief Compliance Officer in May 2016 and was appointed Senior Vice President in November 2016. Mr. Carley previously served as Associate General Counsel at State Farm Mutual Automobile Insurance Company, an insurance provider, since 2008. Prior to that, he spent 10 years in private practice at Sonnenschein Nath & Rosenthal LLP (now known as Dentons), most recently as partner of the firm. Mr. Carley has more than 25 years of private practice and corporate experience with a focus on insurance industry litigation, legislative, regulatory, claims and operational issues.

Elizabeth P. Moore, 55

Vice President and Chief Human Resources Officer

Ms. Moore was appointed to her present position of Vice President and Chief Human Resources Officer in November 2018. She joined the Company in December 2014 as Vice President, Talent Management. Ms. Moore previously served as Vice President, Talent Management of Guardian Life Insurance from April 2009 through November 2014, Senior Manager HRBP Team of Wells Fargo/Wachovia from 1996 through 2009, and HR Generalist of Northrop Grumman (formerly TRW, Inc.) from 1996 through 1998. She has held roles both as a Human Resources Business Partner and in centers of expertise with a focus on delivering business performance through strategic human capital management. Ms. Moore has over 20 years of experience primarily within the financial services industry.

Kimberly A. Johnson, 52

Vice President and Controller

Ms. Johnson was appointed to her present position as Vice President and Controller in April of 2017. She joined the Company in 2002 as Assistant Controller. Prior to that, she was with MSI Insurance from 1991 to 2002 where she held multiple positions, including Vice President and Controller, responsible for financial planning and all property and casualty accounting and reporting functions. Ms. Johnson has over 25 years of experience in the insurance industry.

44	2019 Proxy Statement • Compensation Discussion and Analysis

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding beneficial ownership of shares of Common Stock by each person who is known by the Company to own beneficially more than 5% of the issued and outstanding shares of Common Stock, and by each of the Company’s Directors, Board Nominees and NEOs, and by all Directors and Executive Officers of the Company as a group. Information in the table is as of March 15, 2019, except that the ownership information for the 5% beneficial owners is as of December 31, 2018 based on information reported by such persons to the SEC. Except as otherwise indicated, to the Company’s knowledge all shares of Common Stock are beneficially owned, and investment and voting power is held solely by the persons named as owners.

Common Stock Ownership	Beneficial Ownership Amount	Percent of Class
5% Beneficial Owners
BlackRock, Inc. (1)	5,962,193	14.6%
The Vanguard Group, Inc. (2)	4,253,013	10.4%
Dimensional Fund Advisors LP (3)	3,429,725	8.4%
Victory Capital Management Inc. (4)	2,125,555	5.2%
Franklin Mutual Advisers, LLC (5)	2,056,363	5.0%
Silvercrest Asset Management Group, LLC (6)	2,049,073	5.0%
Directors, Board Nominees and Executive Officers
Mark S. Casady	0	0.0%
Daniel A. Domenech (7)	15,082	*
Stephen J. Hasenmiller	24,664	*
Ronald J. Helow (8)	39,242	*
Perry G. Hines	0	0.0%
Mark Konen	0	0.0%
Beverley J. McClure (9)	15,961	*
H. Wade Reece (10)	5,663	*
Robert Stricker (11)	34,828	*
Steven O. Swyers (12)	12,056	*
Marita Zuraitis (13)	491,969	1.2%
Bret A. Conklin (14)	96,671	*
Matthew P. Sharpe (15)	168,733	*
William J. Caldwell (16)	72,263	*
Bret L. Benham (17)	3,283	*
All Directors and Executive Officers as a group (17 persons) (18)	1,059,067	2.5%

*    Less than 1%

(1)

BlackRock has a principal place of business at 55 East 52nd Street, New York, New York 10055. BlackRock has sole voting power with respect to 5,850,577 shares and sole investment power with respect to 5,962,193 shares. The foregoing is based on Amendment No. 10 to Schedule 13G filed by BlackRock on January 28, 2019.

(2)

The Vanguard Group, Inc. (“Vanguard”) has a principal place of business at 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. Vanguard has sole voting power with respect to 40,068 shares, sole investment power with respect to 4,210,859 shares, shared voting power with respect to 5,830 shares and shared investment power with respect to 42,154 shares. The foregoing is based on Amendment No. 8 to Schedule 13G filed by Vanguard on February 12, 2019.

(3)

Dimensional Fund Advisors LP (“Dimensional”) has a principal place of business at Building One, 6300 Bee Cave Road, Austin, Texas 78746. Dimensional has sole voting power with respect to 3,315,312 shares and sole investment power with respect to 3,429,725 shares. Dimensional disclaims beneficial ownership of such securities. The foregoing is based on Amendment No. 13 to Schedule 13G filed by Dimensional on February 8, 2019.

(4)

Victory Capital Management Inc. (“Victory”) has a principal place of business at 4900 Tiedeman Road, 4th Floor, Brooklyn, Ohio 44144. Victory has sole voting power with respect to 2,084,655 shares and sole investment power with respect to 2,125,555 shares. The foregoing is based on the Schedule 13G filed by Victory on February 1, 2019.

(5)

Franklin Mutual Advisers, LLC (“Franklin”) has a principal place of business at 101 John F. Kennedy Parkway, Short Hills, New Jersey 07078. Franklin has sole voting power with respect to 1,894,512 shares and sole investment power with respect to 2,056,363 shares. The foregoing is based on the Schedule 13G filed by Franklin on January 30, 2019.

(6)

Silvercrest Asset Management Group, LLC (“Silvercrest”) has a principal place of business at 1330 Avenue of the Americas, 38th Floor, New York, New York 10019. Silvercrest has shared voting and investment power with respect to 2,049,073 shares. The foregoing is based on Amendment No. 5 to Schedule 13G filed by Silvercrest on February 14, 2019.

2019 Proxy Statement • Compensation Discussion and Analysis	45

(7)	Consists entirely of 6,671 deferred cash RSUs and 8,411 vested share-based RSUs pursuant to the CECP.
(8)	Consists entirely of 39,242 vested share-based RSUs pursuant to the CECP.
(9)	Includes 12,056 vested share-based RSUs pursuant to the CECP.
(10)	Consists entirely of 5,663 vested share-based RSUs pursuant to the CECP.
(11)	Includes 10,446 deferred cash RSUs and 12,719 vested share-based RSUs pursuant to the CECP.
(12)	Consists entirely of 12,056 vested share-based RSUs pursuant to the CECP.
(13)	Includes 188,172 vested stock options and 259,845 vested share-based RSUs pursuant to the CECP.
(14)	Includes 31,470 vested stock options, 9,350 deferred cash RSUs and 43,382 vested share-based RSUs pursuant to the CECP.
(15)	Includes 51,873 vested stock options and 81,398 vested share-based RSUs pursuant to the CECP.
(16)	Includes 23,531 vested stock options and 27,383 vested share-based RSUs pursuant to the CECP.
(17)	Includes 2,630 vested stock options and 396 vested share-based RSUs pursuant to the CECP.
(18)	Includes 345,845 vested stock options, 26,468 deferred cash RSUs and 532,724 vested share-based RSUs pursuant to the CECP.

Section 16(a) Beneficial

Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act requires the Company’s Executive Officers and Directors and other persons who beneficially own more than 10 percent of HMEC’s outstanding Common Stock, whom the Company refers to collectively as the “Reporting Persons,” to file reports of ownership and changes in ownership with the SEC.

The Company has established procedures by which Directors and Executive Officers provide relevant information regarding transactions in Common Stock to a Company representative, and the Company prepares and files the required ownership reports. Based on a review of those reports and other written representations, the Company that in the most recent fiscal year the Reporting Persons filed the required reports on a timely basis under Section 16(a).

PROPOSAL NO. 3 - RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee is directly responsible for the selection, compensation, retention, performance and evaluation of the Company’s independent registered public accounting firm. The Audit Committee considers the independence and evaluates the selection of the independent registered public accounting firm each year.

KPMG LLP has been the Company’s independent registered public accounting firm for the past 30 years (since the Company’s 1989 leveraged buyout). After careful consideration of a number of factors, including length of time the firm has served in this role, the firm’s past performance, and an assessment of the firm’s qualifications and resources, the Audit Committee selected KPMG LLP to serve as the independent registered public accounting firm for the year ending December 31, 2019. As a matter of good corporate governance, the Audit Committee submits its selection of the auditors to the Shareholders for ratification. If the selection of KPMG LLP is not ratified, the Audit Committee will review its future selection of an independent registered public accounting firm in light of the vote result, but may nonetheless appoint KPMG LLP if it determines doing so to be in the best interest of the Company and Shareholders. Even if the selection is ratified, the Audit Committee in its discretion may select a different registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its Shareholders. A representative from KPMG LLP is expected to be present at the Annual Meeting. The representative will be given an opportunity to make a statement to Shareholders and is expected to be available to respond to appropriate questions from Shareholders.

The Board recommends that Shareholders vote FOR the ratification of KPMG LLP, an independent registered public accounting firm, as the Company’s auditors for the year ending December 31, 2019.

46	2019 Proxy Statement • Compensation Discussion and Analysis

Report of the Audit Committee

Acting under a written charter, the Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Audit Committee is comprised of three directors, each of whom is independent as defined by the New York Stock Exchange listing standards. Management has the primary responsibility for the Company’s financial statements and its reporting process, including the Company’s systems of internal controls. In fulfilling its oversight responsibilities, prior to the filing, the Audit Committee reviewed the audited consolidated financial statements in the Annual Report on Form 10-K with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and clarity of disclosures in the financial statements.

The Audit Committee has discussed with the Company’s independent registered public accounting firm, which is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with United States generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required by applicable requirements of the Public Company Accounting Oversight Board. In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board

regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and discussed with them their independence from the Company and its management taking into account the potential effect of any non-audit services provided by the independent registered public accounting firm.

The Audit Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their audits, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee held twelve meetings during fiscal year 2018.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the Securities and Exchange Commission. The Audit Committee approved the selection of the Company’s independent registered public accounting firm.

AUDIT COMMITTEE

STEVEN O. SWYERS, Chairman

STEPHEN J. HASENMILLER AND BEVERLEY J. MCCLURE, Members

2019 Proxy Statement • Compensation Discussion and Analysis	47

The Company’s Independent Registered Public Accounting Firm

The independent registered public accounting firm selected by the Audit Committee to serve as the Company’s auditors for the year ending December 31, 2019 is KPMG LLP. KPMG LLP served in that capacity for the year ended December 31, 2018.

Fees of KPMG LLP

The following were the fees of KPMG LLP for the years ended December 31, 2018 and 2017.

Fees	2018	2017
Audit (1)	$3,405,200	$3,405,100
Audit-Related (2)	$110,400	$277,500
Tax (3)	0	0
All Other (4)	$939,800	0

(1)

Represents the aggregate fees billed for professional services rendered by KPMG LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2018 and 2017, the audit of the Company’s internal control over financial reporting as of December 31, 2018 and 2017, the reviews of the financial statements included in the Company’s quarterly reports on Forms 10-Q for the years ended December 31, 2018 and 2017 and services in connection with the Company’s statutory and regulatory filings for the years ended December 31, 2018 and 2017.

(2)

Represents the aggregate fees billed for assurance and related services rendered by KPMG LLP that are reasonably related to the audit and review of the Company’s financial statements for the years ended December 31, 2018 and 2017, exclusive of the fees disclosed under “Audit Fees.” In 2018 and 2017, KPMG LLP audited the Company’s employee benefits plans. Also in 2017, KPMG LLP reported on the Company’s SOC1 reports over annuity operations.

(3)	Represents the aggregate fees billed for tax compliance, consulting and planning services rendered by KPMG LLP during the years ended December 31, 2018 and 2017.

(4)	Represents the aggregate fees billed for merger and acquisition due diligence services rendered by KPMG LLP during the year ended December 31, 2018.

Pre-Approval of Services Provided by the Independent Registered Public Accounting Firm

The Audit Committee approves in advance any significant audit and all non-audit engagements or services between the Company and the independent registered public accounting firm. As a practice, the Audit Committee does not allow “prohibited non-auditing services” as defined by regulatory authorities to be performed by the same firm that audits the Company’s annual financial statements. The Audit Committee may delegate to one or more of its members the authority to approve in advance all significant audit and all non-audit services to be provided by the independent registered public accounting firm so long as it is presented to the full Audit Committee at the next regularly scheduled meeting. Pre-approval is not necessary for de minimis audit services as long as such services are presented to the full Audit Committee at the next regularly scheduled meeting. The Audit Committee approved all of the above listed expenses. KPMG LLP did not provide any non-audit related services during the years ended December 31, 2018 and 2017.

48	2019 Proxy Statement • Compensation Discussion and Analysis

Other Matters

Delivery of Proxy Materials

Electronic Access to Proxy Materials and Annual Report

As we did last year, we are delivering a Notice of Internet Availability of Proxy Materials to Shareholders in lieu of a paper copy of the Proxy Statement and related materials and the Company’s Annual Report and Form 10-K. If you received a Notice by mail, you will not receive a paper copy of the Proxy Materials unless you request one. Instead, the Notice will instruct you as to how you may access and review the Proxy Materials and cast your vote. If you received a Notice by mail and would like to receive a paper copy of our Proxy Materials, please follow the instructions included in the Notice.

Shareholders also can elect to receive an email message that will provide a link to the Proxy Materials on the Internet. By opting to access your Proxy Materials via email, you will save the Company the cost of producing and mailing documents to you, reduce the amount of mail you receive and help preserve environmental resources. Shareholders who have enrolled previously in the electronic access service will receive their Proxy Materials via email this year. If you received a Notice by mail and would like to receive your Proxy Materials via email, please follow the instructions included in the Notice.

Copies of Annual Report and Form 10-K

The Company will furnish, without charge, a copy of its most recent Annual Report and Form 10-K filed with the SEC to each person solicited hereunder who mails a written request to Investor Relations, Horace Mann Educators Corporation, 1 Horace Mann Plaza, C-738, Springfield, Illinois, 62715-0001.

The Company also will furnish, upon request to the Investor Relations address above, a copy of all exhibits to the Annual Report and Form 10-K. In addition, the Company’s Annual Report and Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statements

and all amendments to those reports are available free of charge through the Company’s website, horacemann.com, as soon as reasonably practicable after such reports are electronically filed with, or furnished to, the SEC. The EDGAR filings of such reports are also available at the SEC’s website, sec.gov.

Eliminating Duplicative Proxy Materials

If you are a beneficial owner, your bank or broker may deliver a single Proxy Statement and Annual Report, along with individual proxy cards, or individual Notices to any household at which two or more Shareholders reside unless contrary instructions have been received from you. This procedure, referred to as householding, reduces the volume of duplicate materials Shareholders receive, reduces mailing expenses and helps preserve environmental resources. Shareholders may revoke their consent to future householding mailings or enroll in householding by contacting the Company’s facilitator for distribution of Proxy Materials, Broadridge Financial Solutions, Inc., at 1-800-542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Alternatively, if you wish to receive a separate set of Proxy Materials for this year’s Annual Meeting, we will deliver them promptly upon request to Investor Relations, Horace Mann Educators Corporation, 1 Horace Mann Plaza, C-738, Springfield, Illinois, 62715-0001 or 217-789-2500.

Submitting Shareholder Proposals for the 2020 Annual Meeting of Shareholders

Any proposals of Shareholders submitted under Rule 14a-8 of the Securities Exchange Act, as amended, for inclusion in the Company’s Proxy Statement and Form of Proxy for the next Annual Meeting of Shareholders scheduled to be held in 2020 must be received in writing by the Corporate Secretary, Horace Mann Educators Corporation, 1 Horace Mann Plaza, Springfield, Illinois, 62715-0001 not later than the close of business on December 6, 2019 in order for such proposal to be considered for inclusion in the Company’s Proxy Statement and Form of Proxy relating to the 2020 Annual Meeting of Shareholders.

2019 Proxy Statement • Other Matters	49

In the event that a Shareholder intends to present any proposal at the 2020 Annual Meeting of Shareholders other than in accordance with the procedures set forth in Rule 14a-8, the Shareholder must give written notice to the Corporate Secretary no less than 45 days prior to the date of the Annual Meeting setting forth the business to be brought before the meeting. Accordingly, proxies solicited by the Board for the 2020 Annual Meeting will confer upon the proxy holders discretionary authority to vote on any matter so presented of which the Company does not have notice prior to April 5, 2020, which is 45 days prior to the anticipated Annual Meeting date of May 20, 2020.

50	2019 Proxy Statement • Other Matters

horacemann.com

HA-C00385 (Mar. 19)

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/21/2019 for shares held directly and by 11:59 P.M. ET on 05/19/2019 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

HORACE MANN EDUCATORS CORPORATION 1 HORACE MANN PLAZA SPRINGFIELD, IL 62715-0001

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/21/2019 for shares held directly and by 11:59 P.M. ET on 05/19/2019 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following:

1.	Election of Directors
	Nominees	For	Against	Abstain	The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain
1a	Mark S. Casady	☐	☐	☐
1b	Daniel A. Domenech	☐	☐	☐	2	Approval of the advisory resolution to approve Named Executive Officers' compensation.	☐	☐	☐
1c	Stephen J. Hasenmiller	☐	☐	☐
1d	Perry G. Hines	☐	☐	☐	3	Ratification of the appointment of KPMG LLP, an independent registered public accounting firm, as the company's auditors for the year ending December 31, 2019.	☐	☐	☐
1e	Mark E. Konen	☐	☐	☐
1f	Beverley J. McClure	☐	☐	☐
1g	H. Wade Reece	☐	☐	☐	NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
1h	Robert Stricker	☐	☐	☐
1i	Steven O. Swyers	☐	☐	☐
1j	Marita Zuraitis	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date			Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K/Annual Report is/are available at www.proxyvote.com

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HORACE MANN EDUCATORS CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS MAY 22, 2019

The undersigned Shareholder of Horace Mann Educators Corporation (the “Company”) hereby appoints H. Wade Reece and Marita Zuraitis, or any of them, with full power of substitution, proxies to vote at the Annual Meeting of Shareholders of the Company (the “Meeting”), to be held on May 22, 2019 at 9:00 a.m. Central Daylight Saving Time, at the Horace Mann Lincoln Auditorium, 1 Horace Mann Plaza, Springfield, Illinois, and at any adjournment thereof and to vote all shares of Common Stock of the Company held or owned by the Undersigned as directed on the reverse side and in their discretion upon such other matters as may come before the Meeting.

THIS PROXY CARD, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE BUT THE CARD IS SIGNED, THIS PROXY CARD WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES UNDER PROPOSAL 1, FOR PROPOSALS 2 AND 3, AND IN THE DISCRETION OF THE PROXIES WITH RESPECT TO SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.
Continued and to be signed on reverse side